     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1996
                                                    REGISTRATION NO. 333-

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        FIRST ALLIANCE MORTGAGE COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                      6162                   95-2944875
(STATE OR OTHER JURISDIC-  (PRIMARY STANDARD INDUSTRIAL)   (I.R.S. EMPLOYER
TION OF INCORPORATION OR    CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
      ORGANIZATION)

                            17305 VON KARMAN AVENUE
                         IRVINE, CALIFORNIA 92714-6203
                                (714) 224-8500
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                                 MARK K. MASON
             EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                        FIRST ALLIANCE MORTGAGE COMPANY
                            17305 VON KARMAN AVENUE
                           IRVINE, CALIFORNIA 92714
                                (714) 224-8403
                          (FACSIMILE) (714) 224-6696
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

            DHIYA EL-SADEN, ESQ.                            ROGER M. COHEN, ESQ.
         GIBSON, DUNN & CRUTCHER LLP                  BROBECK, PHLEGER & HARRISON LLP
           333 SOUTH GRAND AVENUE                     4675 MACARTHUR COURT, SUITE 1000
        LOS ANGELES, CALIFORNIA 90071               NEWPORT BEACH, CALIFORNIA 92660-1846
               (213) 229-7196                                  (714) 752-7535
         (FACSIMILE) (213) 229-7520                      (FACSIMILE) (714) 752-7522

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

========================================================================================================
                                                        PROPOSED      PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF           AMOUNT TO          MAXIMUM          AGGREGATE        AMOUNT OF
   SECURITIES TO BE REGISTERED     BE REGISTERED(1) PRICE PER UNIT(2) OFFERING PRICE(2) REGISTRATION FEE
- --------------------------------------------------------------------------------------------------------
Class A Common Stock.............     4,020,000          $19.00          $76,380,000        $26,338
========================================================================================================

(1) Includes 670,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

                        FIRST ALLIANCE MORTGAGE COMPANY

                             CROSS REFERENCE SHEET
            (PURSUANT TO RULE 404(A) AND ITEM 501 OF REGULATION S-K)

                     ITEM                                LOCATION IN PROSPECTUS
- ----------------------------------------------- -----------------------------------------
 1.   Forepart of the Registration Statement
      and Outside Front Cover Page of
      Prospectus............................... Outside Front Cover Page

 2.   Inside Front and Outside Back Cover Pages
      of Prospectus............................ Inside Front and Outside Back Cover Pages

 3.   Summary Information and Risk Factors..... Prospectus Summary; Risk Factors

 4.   Use of Proceeds.......................... Prospectus Summary; Use of Proceeds

 5.   Determination of Public Offering Price... Outside Front Cover Page; Underwriting

 6.   Dilution................................. Dilution; Risk Factors

 7.   Selling Security Holders................. Not Applicable

 8.   Plan of Distribution..................... Outside Front Cover Page; Underwriting

 9.   Description of Securities to be
      Registered............................... Prospectus Summary; Description of
                                                Capital Stock

10.   Interests of Named Experts and Counsel... Legal Matters; Experts

11.   Information With Respect to the
      Registrant............................... Prospectus Summary; Risk Factors; The
                                                Company; Prior S Corporation Status and
                                                Reincorporation; Use of Proceeds;
                                                Dividend Policy; Capitalization; Selected
                                                Consolidated Financial Data; Management's
                                                Discussion and Analysis of Financial
                                                Condition and Results of Operations;
                                                Business; Management; Principal
                                                Stockholders; Certain Transactions;
                                                Description of Capital Stock; Shares
                                                Eligible for Future Sale; Consolidated
                                                Financial Statements
12.   Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities.............................. Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT IS + +DECLARED EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED MAY 13, 1996

PROSPECTUS

                                3,350,000 SHARES

                        FIRST ALLIANCE MORTGAGE COMPANY
                              CLASS A COMMON STOCK

                                  -----------

  All of the shares of the Class A Common Stock, no par value per share (the "Class A Common Stock"), offered hereby (the "Public Offering") are being sold by First Alliance Mortgage Company (together with its subsidiaries, the "Company").

  Prior to the Public Offering, there has been no public market for the Class A Common Stock. It is currently estimated that the Public Offering price will range from $17.00 to $19.00 per share. See "Underwriting" for information relating to the factors considered in determining the Public Offering price. The Class A Common Stock has been approved for quotation on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") under the symbol "FAMG."

  The Company has two classes of common stock. The Class A Common Stock, which is offered hereby, has one vote per share, and the Class B common stock, no par value per share (the "Class B Common Stock"), has four votes per share. See "Description of Capital Stock." Upon completion of the Public Offering and assuming the Underwriters' over-allotment option is not exercised, the issued and outstanding shares of Class A Common Stock and Class B Common Stock that will be held by certain of the executive officers and directors of the Company and related parties will have approximately 92.8% of the combined voting power of all outstanding shares of capital stock of the Company.

  SEE "RISK FACTORS" ON PAGES 7 THROUGH 13 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

            THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT
            PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

===========================================================================================
                                                                 UNDERWRITING
                                                    PRICE TO    DISCOUNTS AND   PROCEEDS TO
                                                     PUBLIC     COMMISSIONS(1)   COMPANY(2)
- -------------------------------------------------------------------------------------------
Per Share......................................     $              $              $
Total(3).......................................     $              $              $
===========================================================================================

(1) See "Underwriting" for information relating to indemnification of the Underwriters.
(2) Before deducting expenses payable by the Company estimated to be $869,000.
(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase from the Company up to 670,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $           ,
    $          and $           , respectively. See "Underwriting."

  The shares of Class A Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or part. It is expected that delivery of the shares of Class A Common Stock will be made against payment therefor at the offices of Friedman, Billings, Ramsey & Co., Inc., Arlington, Virginia, the representative of the several Underwriters (the "Representative"), or in book entry form through the book entry facilities of
the Depository Trust Company on or about        , 1996.

                                  -----------
                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                 The date of this Prospectus is        , 1996.

                   [ART/MAP SHOWING BRANCH OFFICE LOCATIONS]



                               ----------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER THE COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                               PROSPECTUS SUMMARY

  THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE SPECIFIED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. SEE "UNDERWRITING". CERTAIN CAPITALIZED TERMS USED HEREIN ARE DEFINED IN THE GLOSSARY ON PAGE 57. THIS PROSPECTUS IS WRITTEN GIVING EFFECT TO THE REINCORPORATION OF THE COMPANY IN DELAWARE PURSUANT TO THE MERGER OF THE COMPANY WITH AND INTO ITS WHOLLY OWNED SUBSIDIARY, WHICH WILL OCCUR IMMEDIATELY PRIOR TO THE CLOSING OF THE PUBLIC OFFERING. ALL REFERENCES TO THE COMPANY SHALL BE DEEMED TO INCLUDE THE COMPANY AND ITS PREDECESSORS.

  First Alliance Mortgage Company, founded in 1971, originates, purchases, sells and services non-conventional mortgage loans secured primarily by first mortgages on single family residences. The Company focuses on a distinct segment of the home equity lending market by narrowly targeting its marketing efforts at homeowners believed by management of the Company, based on historic customer profiles, to be pre-disposed to using the Company's products and services while satisfying its underwriting guidelines. The Company originates loans through its centralized telemarketing operations, its direct mailing campaigns and its expanding retail branch network of 16 offices located in ten states. The Company intends to expand its existing retail branch network in selected states on a nationwide basis and currently plans to open at least four new retail branches per year. The Company has also recently organized a subsidiary to pursue retail and wholesale loan originations and purchases in the United Kingdom. The Company also purchases loans from certain affiliated originators, and has recently begun to originate loans referred by unaffiliated brokers.

  The Company's customers, who principally use the loans from the Company to consolidate indebtedness or to finance other consumer needs rather than to purchase homes, consist of two primary groups. The first category of the Company's customers are individuals who are unable to obtain mortgage financing from banks, savings and loan institutions and other companies that have historically provided loans to individuals with favorable credit characteristics ("Conventional Lending Institutions"). These individuals often have impaired or unsubstantiated credit characteristics and/or unverifiable income and respond favorably to the Company's marketing. The Company's second category of customers consists of individuals who could qualify for loans from Conventional Lending Institutions but instead choose to use the Company's products and services. The Company's experience has shown that these individuals are attracted by the Company's high degree of personalized service and timely response to loan applications. The Company believes each category of customers generally is not adverse to paying the Company's loan origination fees and interest rates that are typically higher than the fees and rates charged by Conventional Lending Institutions.

  The Company has historically generated positive cash flow from operations, after consideration of warehouse financing, due principally to the magnitude of its retail loan origination fees. For the years 1995, 1994 and 1993, the Company's weighted average retail loan origination and processing fees as a percentage of gross loans originated in the retail branches for those years were 15.5%, 15.8% and 18.6%, respectively. The loan origination fee charged to the borrower is included in the principal balance of the loan originated. The Company then borrows approximately the principal amount of the loan (subject to collateral valuation) under its Warehouse Financing Facility and disburses to the borrower the loan amount less the loan origination fee. Thus, the Company generally receives cash in the amount of the loan origination and processing fee at the time of the Warehouse Financing Facility borrowing and prior to the time the Company recognizes such fee for accounting purposes as a component of loan origination and sale revenue, which occurs upon the sale of the loan.

  The Company's ability to fund and subsequently Securitize loans has significantly improved its financial performance and enabled it to offer new and enhanced loan products. The Company's significant expansion of its retail branch network and the ability to Securitize its loans have contributed significantly to the increase in the Company's loan origination volume to $216.6 million in 1995 from $93.6 million in 1992. Since 1992, the Company has Securitized $751.5 million of loans through nine public and two private "AAA/Aaa" rated Securitizations. While the Company anticipates Securitizing a majority of its loan originations in 1996 and thereafter, the Company will continue to sell those loans which are originated through its proprietary marketing system that do not satisfy the Company's criteria for Securitization. Such loans are sold on a servicing released basis to unaffiliated wholesale purchasers on either a bulk or flow-through basis. These wholesale loan sales enable the Company to realize a return on all loans generated by its marketing efforts by retaining loan origination fees without the associated credit risk. Additionally, the Company continues to sell a small number of loans to private investors and service the loans that it has previously sold through Securitizations as well as those to private investors. As of December 31, 1995, the Servicing Portfolio consisted of 8,809 loans with an outstanding balance of $613.8 million.

                              THE PUBLIC OFFERING

 Class A Common Stock offered by the Company: 3,350,000 shares

Capital Stock to be Outstanding after the Public Offering:

  Class A Common Stock....................... 3,350,000 shares(1)
  Class B Common Stock....................... 10,750,000 shares(2)
                                   ------------
    Total.................................... 14,100,000 shares
                                   ------------
                                   ------------
 Voting Rights............................... Each share of Class A Common
                                              Stock is entitled to one vote and
                                              each share of Class B Common
                                              Stock is entitled to four votes
                                              on most matters requiring a
                                              shareholder vote. See
                                              "Description of Capital Stock-
                                              Common Stock."
 Use of Proceeds............................. The Company intends to use between $43 million and $47
                                              million of the net proceeds to
                                              repay, immediately after the
                                              Closing Date (or as soon
                                              thereafter as is practicable),
                                              the principal and interest
                                              outstanding under the
                                              S Distribution Notes. To the
                                              extent that the balance of the
                                              net proceeds exceeds the amount
                                              due under the S Distribution
                                              Notes, such excess will be used
                                              initially to repay any
                                              outstanding borrowings on the
                                              Company's Warehouse Financing
                                              Facility, then to fund costs
                                              associated with the Company's
                                              retail branch network and United
                                              Kingdom expansions and for
                                              general corporate purposes. See
                                              "Use of Proceeds."
 Nasdaq National Market Symbol for the
  Class A Common Stock....................... FAMG
 Risk Factors................................ See "Risk Factors" for a
                                              discussion of certain material
                                              factors that should be considered
                                              in connection with an investment
                                              in the Class A Common Stock
                                              offered hereby.

- --------
(1) Excludes 750,000 shares of Class A Common Stock reserved for issuance upon the exercise of options available for additional grants under the Company's Stock Option Plan. None of the options granted to date are currently exercisable. See "Management-1996 Stock Option Plan" and "Description of Capital Stock."

(2) Class B Common Stock is convertible into Class A Common Stock on a one for one basis at the option of the holder and in certain other circumstances. See "Description of Capital Stock."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The financial data set forth below should be read in conjunction with the Financial Statements of the Company and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1993      1994      1995
                                                   --------  --------  --------
                                                     (DOLLARS IN THOUSANDS,
                                                     EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenue:
Loan origination and sale........................  $ 22,489  $ 27,902  $ 35,493
Loan servicing and other fees....................     8,989     9,106     8,543
Interest.........................................     4,452     8,650    14,668
Other............................................        20       144       176
                                                   --------  --------  --------
 Total revenue...................................    35,950    45,802    58,880
Total expense....................................    24,987    30,568    27,860
                                                   --------  --------  --------
Income before provision for income taxes.........    10,963    15,234    31,020
Provision for income taxes.......................       222       363       478
                                                   --------  --------  --------
Net income.......................................  $ 10,741  $ 14,871  $ 30,542
                                                   ========  ========  ========
Cash dividends(1)................................  $  5,853  $ 17,341  $ 12,205
PRO FORMA INCOME STATEMENT DATA(2):
Income before provision for income taxes.........  $ 10,963  $ 15,234  $ 31,020
Provision for income taxes.......................     4,403     6,200    12,772
                                                   --------  --------  --------
Net income.......................................  $  6,560  $  9,034  $ 18,248
                                                   ========  ========  ========
LOANS ORIGINATED OR PURCHASED:
Retail Branch Originations.......................  $148,718  $151,408  $201,261
Portfolio Refinancing Originations...............    47,189    70,501    15,304
Wholesale purchases..............................    81,241    87,785    26,190
                                                   --------  --------  --------
 Total...........................................  $277,148  $309,694  $242,755
                                                   ========  ========  ========
LOANS SOLD:
Securitizations..................................  $141,795  $350,331  $167,899
Wholesale........................................       --        --     51,547
Private..........................................    67,098    19,582    15,895
                                                   --------  --------  --------
 Total...........................................  $208,893  $369,913  $235,341
                                                   ========  ========  ========
SERVICING PORTFOLIO(3):
Private investor loans...........................  $232,387  $112,287  $ 96,169
Securitized loans................................   153,183   443,398   517,622
                                                   --------  --------  --------
 Total...........................................  $385,570  $555,685  $613,791
                                                   ========  ========  ========
FINANCIAL RATIOS AND OTHER DATA:
Number of retail branches(3).....................        11        13        17
Weighted average interest rate on loan
 originations and purchases......................       9.5%      8.7%     10.3%
Weighted average initial combined loan-to-value
 ratio:
 Retail Branch and Portfolio Refinancing
  Originations...................................      52.4%     54.4%     58.6%
 Wholesale purchases.............................      61.6%     60.5%     66.5%
Total delinquencies as a percentage of the dollar
 amount of Servicing Portfolio at end of period .       4.0%      4.3%      5.9%
Real estate acquired through foreclosure ("REO")
 as a percentage of average Servicing
 Portfolio(4)....................................      1.21%      .79%      .69%
REO losses as a percentage of average Servicing
 Portfolio during the period.....................       .02%      .01%      .03%
Effective annual yield on Residual Interests(3)..      29.4%     46.1%     44.1%
Pre-tax income as a percentage of total revenue..      30.5%     33.3%     52.7%

                                                          AS OF DECEMBER 31,
                                                        -----------------------
                                                         1993    1994    1995
                                                        ------- ------- -------
                                                        (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.............................. $ 4,387 $ 5,298 $ 4,019
Residual Interests.....................................   6,879  11,645  19,705
Total assets...........................................  99,855  48,226  66,987
Total borrowings.......................................  68,773  14,839  19,356
Stockholders' equity...................................  26,454  23,984  42,321

- --------
(1) Historical cash dividends are not necessarily indicative of cash dividends expected to be declared in the future. See "Dividend Policy."
(2) Amounts reflect adjustments for Federal and state income taxes as if the Company had been taxed as a C corporation rather than a S corporation.
(3) As of the end of the applicable period.
(4) Includes REOs owned by the Company as well as REOs owned by REMIC Trusts and serviced by the Company; however, excludes private investor REOs not serviced by the Company.

                                 RISK FACTORS

  IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF CLASS A COMMON STOCK OFFERED BY THIS PROSPECTUS.

DECLINE OF COLLATERAL VALUE

  The Company's business may be adversely affected by declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a borrower default. Further, delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Because of the Company's focus on borrowers who are unable to obtain mortgage financing from conventional mortgage sources, the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general. Any sustained period of such increased delinquencies, foreclosures or losses could adversely affect the Company's results of operations and financial condition.

CREDIT IMPAIRED BORROWERS

  The Company focuses its marketing efforts on borrowers who may be unable to obtain mortgage financing from conventional mortgage sources. Loans made to such borrowers may entail a higher risk of delinquency and higher losses than loans made to borrowers who utilize conventional mortgage sources. While the Company believes that the underwriting criteria and collection methods it employs enable it to mitigate the higher risks inherent in loans made to these borrowers, no assurance can be given that such criteria or methods will afford adequate protection against such risks. In the event that pools of loans sold and serviced by the Company experience higher delinquencies, foreclosures or losses than anticipated, the Company's results of operations or financial condition could be adversely affected.

REGULATORY AND LEGISLATIVE COMPLIANCE RISKS

  The Company's business is subject to extensive regulation, supervision and licensing by Federal, state and local governmental authorities and is subject to various laws, regulations and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. The Company's consumer lending activities are subject to the Truth-in-Lending Act (including the Home Ownership and Equity Protection Act of 1994), the Fair Housing Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Real Estate Settlement Procedures Act ("RESPA"), the Home Mortgage Disclosure Act and the Fair Debt Collection Practices Act and regulations promulgated thereunder, as well as other Federal and state statutes and regulations affecting the Company's activities. The Company is also subject to the rules and regulations of, and examinations by, state regulatory authorities with respect to originating, processing, underwriting, selling, Securitizing and servicing loans. These rules and regulations, among other things, (i) impose licensing obligations on the Company, (ii) establish eligibility criteria for mortgage loans, (iii) prohibit discrimination, (iv) provide for inspections and appraisals of properties, (v) require credit reports on loan applicants, (vi) regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, (vii) mandate certain disclosures and notices to borrowers and (viii) in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to termination or suspension of the Company's servicing rights without compensation to the Company, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

  Recent Federal legislation, the Riegle Community Development and Regulatory Improvement Act (the "Riegle Act"), has focused additional regulation on mortgage loans having relatively higher origination fees and interest rates, such as those made by the Company, and the Company expects its business to be the focus of additional Federal and state legislation, regulation and possible enforcement in the future.

  The laws and regulations described above are subject to legislative, administrative and judicial interpretation, and certain of these laws and regulations have been infrequently interpreted or only recently enacted. Infrequent interpretations of these laws and regulations or an insignificant number of interpretations of recently enacted regulations may result in ambiguity with respect to permitted conduct under these laws and regulations. Any ambiguity under the regulations to which the Company is subject may lead to regulatory investigations or enforcement actions and private causes of action, such as class action lawsuits, with respect to the Company's compliance with the applicable laws and regulations. As a mortgage lender, the Company has been, and expects to continue to be, subject to regulatory enforcement actions and private causes of action from time to time with respect to its compliance with applicable laws and regulations.

  Although the Company believes that it utilizes systems and procedures to facilitate compliance with these legal requirements and believes that it is in compliance in all material respects with applicable Federal, state and local laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future, or that existing laws and regulations will not be interpreted in a more restrictive manner, that could make compliance more difficult or expensive. See "Business--Regulation."

  Members of Congress, government officials and political candidates have from time to time suggested the elimination of the mortgage interest deduction for Federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of the Company's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for loans of the kind offered by the Company.

  In the ordinary course of its business, the Company is subject to claims made against it by borrowers and investors who have purchased loans from the Company arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees, officers and agents of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. The Company believes that liability with respect to any currently asserted claims or legal actions is not likely to be material to the Company's consolidated results of operations or financial condition; however, any claims asserted in the future may result in legal expenses or liabilities that could have a material adverse effect on the Company's results of operations and financial condition.

INTEREST RATE RISK

  The profitability of the Company is likely to be adversely affected during any period of rapid changes in interest rates. A substantial and sustained increase in interest rates could adversely affect the spread between the rate of interest received by the Company on its loans and the interest rates payable under the Warehouse Financing Facility during the Warehousing period or the pass-through rate for Regular Interests issued in Securitizations. Such rate increases could also affect the ability of the Company to originate and purchase loans. A significant decline in interest rates could decrease the size of the Company's Servicing Portfolio by increasing the level of loan prepayments.

  The Company believes that it has implemented a cost-effective hedging program to provide a level of protection against interest rate risks. However, an effective hedging strategy is complex and no hedging strategy can completely insulate the Company from interest rate risks. In addition, hedging involves transaction and other costs, and such costs could increase as the period covered by the hedging protection increases or in periods of rising and fluctuating interest rates. Therefore, the Company may be prevented from effectively hedging its interest rate risks, which could have a material adverse effect on the Company's results of operations and financial condition.

DEPENDENCE ON SECURITIZATIONS AND IMPACT ON QUARTERLY OPERATING RESULTS

  Gain on sale of loans generated by the Company's Securitizations represents a significant portion of the Company's revenues and net income. Furthermore, the Company relies significantly on Securitizations to generate cash proceeds for repayment of its Warehouse Financing Facility and enable the Company to originate and purchase additional loans. Several factors affect the Company's ability to complete Securitizations, including conditions in the securities markets generally, conditions in the Asset-backed Securities markets specifically, the credit quality of the Company's Servicing Portfolio and the Company's ability to obtain credit enhancement. Any substantial reductions in the size or availability of the Securitization market for the Company's loans could have a material adverse effect on the Company's results of operations and financial condition.

  The Company's revenues and net income have fluctuated in the past and are expected to fluctuate in the future principally as a result of the timing and size of its Securitizations. Several factors affecting the Company's business can cause significant variations in its quarterly results of operations. In particular, variations in the volume of the Company's loan originations and purchases, the interest rate spreads between the Company's cost of funds and the average interest rates of originated or purchased loans, the effectiveness of the Company's hedging strategies, the pass-through rate for Regular Interests issued in Securitizations, and the timing and size of Securitizations can result in significant increases or decreases in the Company's revenues from quarter to quarter. A delay in closing a Securitization during a particular quarter would postpone recognition of gain on sale of loans. In addition, unanticipated delays in closing a Securitization could also increase the Company's exposure to interest rate fluctuations by increasing the Warehousing period for its loans. If the Company were unable to profitably Securitize a sufficient number of its loans in a particular reporting period, the Company's revenues for such period would decline and would result in lower net income and possibly a net loss for such period, and could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON LOAN ORIGINATION FEES

  The Company has historically generated positive operating cash flow, after consideration of warehouse financing, due, in large part, to its customary loan origination fees. Net loan origination fees constituted 43.3%, 62.7% and 54.5% of the Company's total revenues for the years 1995, 1994 and 1993, respectively. Weighted average loan origination and processing fees as a percentage of gross loans originated in the retail branches for those years were 18.6%, 15.8% and 15.5%, respectively. Any reduction in the amount of the Company's loan origination fees, whether by regulation, competition or otherwise, will negatively impact the Company's cash flow and could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

AVAILABILITY OF FUNDING SOURCES

  The Company funds substantially all of the loans which it originates or purchases through borrowings under the Warehouse Financing Facility and internally generated funds. These borrowings are in turn repaid with the proceeds received by the Company from selling such loans through loan sales or Securitizations. Any failure to renew or obtain adequate funding under the Warehouse Financing Facility, or other borrowings, or any substantial reduction in the size of or pricing in the markets for the Company's loans, could have a material adverse effect on the Company's results of operations and financial condition. To the extent that the Company is not successful in maintaining or replacing existing financing, it would have to curtail its loan production activities or sell loans earlier than is optimal, thereby having a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

IMPAIRMENT OF VALUE OF RESIDUAL INTERESTS AND MORTGAGE SERVICING RIGHTS

  The Company records gains on sale of loans through Securitization based in part on the value of the Residual Interests received in the REMIC Trust by the Company and on retained mortgage servicing rights related to such loans. The values of such Residual Interests and retained mortgage servicing rights are in turn based in part on projected loan prepayment and credit loss rates. Higher than anticipated rates of loan prepayments or credit losses may require the Company to write down the value of such Residual Interests and mortgage servicing rights and result in a material adverse impact on the Company's results of operations and financial condition. The Company is not aware of an active market for the Residual Interests. No assurance can be given that the Residual Interests could in fact be sold at their carrying value, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Certain Accounting Considerations."

DEPENDENCE ON CREDIT ENHANCEMENT

  In order to gain access on favorable terms to the public Securitization market, the Company has relied on credit enhancement to achieve a "AAA/Aaa" rating for the Regular Interests in its Securitizations. The credit enhancement has generally been in the form of an insurance policy issued by the Certificate Insurer insuring the timely repayment of Regular Interests in each of the REMIC Trusts sponsored by the Company. The Certificate Insurer is not required to insure future Securitizations nor is the Company restricted in its ability to obtain credit enhancement from providers other than the Certificate Insurer or to use other forms of credit enhancement. There can be no assurance that the Company will be able to obtain credit enhancement in any form from the Certificate Insurer or any other provider of credit enhancement on acceptable terms or that future Securitizations will be similarly rated. A downgrading of Regular Interests already outstanding or the Certificate Insurer's credit rating or its withdrawal of credit enhancement could result in higher interest costs for future Securitizations. Such events could have a material adverse effect on the Company's results of operations and financial condition.

COMPETITION

  Competition in the mortgage financing business is intense. The mortgage financing market is highly fragmented and has been serviced by mortgage brokers, mortgage banking companies, commercial banks, credit unions, thrift institutions, and finance companies. Many of these competitors have greater financial resources and may have significantly lower costs of funds than the Company. Even after the Company has made a loan to a borrower, the Company's competitors may seek to refinance the Company's loan in order to take additional cash out of the property or reduce payments. Furthermore, the profitability of the Company and other similar lenders is attracting additional competitors into this market, with the possible effect of reducing the Company's ability to charge its customary origination fees and interest rates. In addition, as the Company expands into new geographic markets, it will face competition from lenders with established positions in these locations. There can be no assurance that the Company will be able to continue to compete successfully in the markets it serves. Such an event could have a material adverse effect on the Company's results of operations and financial condition. See "Business--Competition."

CONCENTRATION OF OPERATIONS IN CALIFORNIA

  Approximately 85.8% of the dollar volume of the Servicing Portfolio at, and approximately 43.0% of the dollar volume of loans originated or purchased by the Company during the year ended, December 31, 1995 were secured by properties located in California. Although the Company is expanding its retail branch network outside California, the Company's Servicing Portfolio and loan originations and purchases are likely to remain concentrated in California for the foreseeable future. Consequently, the Company's results of operations and financial condition are dependent upon general trends in the California economy and its residential real estate market. The California economy has experienced a slowdown or recession over the last several years that has been accompanied by a sustained decline in the California real estate market. Residential real estate market declines may adversely affect the values of the properties securing loans such that the principal balances of such loans, together with any primary financing on the mortgaged properties, will equal or exceed the value of the mortgaged properties. In addition, California historically has been vulnerable to certain natural disaster risks, such as earthquakes and erosion-caused mudslides, which are not typically covered by the standard hazard insurance policies maintained by borrowers. Uninsured disasters may adversely impact borrowers' ability to repay loans made by the Company. The existence of adverse economic conditions or the occurrence of such natural disasters in California could have a material adverse effect on the Company's results of operations and financial condition.

ABILITY OF THE COMPANY TO IMPLEMENT ITS GROWTH STRATEGY

  The Company's growth strategy is dependent upon its ability to increase its loan origination volume through the growth of its retail branch network while maintaining its customary origination fees, interest rate spreads and underwriting criteria with respect to such increased loan origination and purchase volume. Implementation of this strategy, which includes nationwide and international geographic expansion, will depend in large part on the Company's ability to: (i) expand its retail branch network in markets with a sufficient concentration of borrowers meeting the Company's underwriting criteria; (ii) obtain adequate financing on favorable terms to fund its growth strategy; (iii) profitably Securitize its loans in the secondary market on a regular basis; (iv) hire, train and retain skilled employees; and (v) continue to expand in the face of increasing competition from other mortgage lenders. The Company's failure with respect to any or all of these factors could impair its ability to successfully implement its growth strategy which could have a material adverse effect on the Company's results of operations and financial condition. See "Business-- Current Markets and Expansion Plans."

LOAN DELINQUENCIES AND DEFAULTS

  After a loan has been originated or purchased by the Company, the loan is held as part of the Servicing Portfolio and is subject to sale or Securitization. During the period a loan is so held, the Company is at risk for loan delinquencies and defaults. Following the sale of the loan on a servicing released basis, the Company's loan delinquency and default risk with respect to such loan is limited to those circumstances in which it is required to repurchase such loan due to a breach of a representation or warranty in connection with the loan sale. On Securitized loans, the Company also has this risk of loan delinquency or default to the extent that losses are paid out of reserve accounts or by reducing the over-collateralization to the extent that funds are available. Such losses may result in a reduction in the value of the Residual Interests held by the Company and could have a material adverse effect on the Company's results of operations and financial condition. See "Business--Loans--Loan Sales."

TERMINATION OF SERVICING

  At December 31, 1995, approximately 84.3% of the dollar volume of the Company's Servicing Portfolio consisted of loans Securitized by the Company and sold to REMIC Trusts. The Company's form of pooling and servicing agreement for each of these REMIC Trusts provides that the Certificate Insurer insuring the senior interests in the related REMIC Trust may terminate the Company's servicing rights under particular circumstances. With respect to six of the Company's Securitizations (aggregate Regular Interests of $458,037,125), the Certificate Insurer may terminate the servicing rights of the Company if, among other things, the number of loans in the REMIC Trust that are delinquent 91 days or more (including foreclosures and REO properties) exceeds 10.0% of the total number of loans in the REMIC Trust for four consecutive months.

  With respect to the Company's four most recent Securitizations, the Certificate Insurer may terminate the servicing rights of the Company if, among other things, (i) the three month average of the quotient of the principal balance of all loans that are delinquent 91 days or more (including foreclosures and REO properties) divided by the pool principal balance for the related period exceeds 7.0%; (ii) the annual cumulative realized losses for any year exceed 2.0% of the average pool principal balance for the same year; or (iii) with respect to the two transactions completed in 1995, if within the first five years of the REMIC Trust, the cumulative losses exceed 5.75% of the original principal balance of the REMIC Trust or if cumulative losses after year five exceed 8.63% of the original principal balance of the REMIC Trust. The Company's most recent Securitization includes language that modifies the cumulative loss figures to 6.63% within the first five years and 9.94% after year five.

  At December 31, 1995, none of the REMIC Trusts exceeded the foregoing delinquency or loss calculations. There can be no assurance that delinquency and loss rates with respect to the Company's Securitized loans will not exceed these rates in the future or, if exceeded, that the servicing rights would not be terminated. Any termination of servicing rights could have a material adverse effect on the Company's results of operations and financial condition. See "Business--Loan Servicing."

ANTI-TAKEOVER EFFECT OF CAPITAL STRUCTURE; VOTING CONTROL OF COMPANY

  The Company has two classes of authorized Common Stock, Class A Common Stock, which is offered hereby, and Class B Common Stock. While the holder of each share of Class A Common Stock is entitled to one vote per share, the holder of each share of Class B Common Stock is entitled to four votes per share. The Class A Common Stock and the Class B Common Stock generally vote together as a single class. Brian Chisick and his wife, Sarah Chisick, and the grantor trusts for which they have the beneficial voting interests (collectively, the "Chisick Family") are the beneficial owners of substantially all of the outstanding Class B

Common Stock. As a result, upon completion of the Public Offering (assuming the Underwriters' over-allotment option is not exercised), the Chisick Family will hold approximately 92.0% of the aggregate voting power of the Company, which will allow it to control all actions to be taken by the stockholders, including the election of all directors to the Board of Directors. The Board of Directors is expected to be comprised entirely of designees of the Chisick Family. This voting control may have the effect of discouraging offers to acquire the Company because the consummation of any such acquisition would require the consent of the Chisick Family. In addition, the Board of Directors is authorized to issue shares of preferred stock from time to time with such rights and preferences as the Board may determine; preferred stock could be issued in the future with terms and conditions that could further discourage offers to acquire the Company. See "Principal Stockholders" and "Description of Capital Stock."

DEPENDENCE ON KEY PERSONNEL

The Company's growth and development to date have been largely dependent upon the services of Brian Chisick, Chief Executive Officer and President of the Company. Although the Company has been able to hire and retain other qualified and experienced management personnel, the loss of Brian Chisick's services for any reason could have a material adverse effect on the Company. The Company has entered into an employment agreement with Brian Chisick. See "Management-- Executive Compensation--Employment Agreements."

ENVIRONMENTAL LIABILITIES

  In the course of its business, the Company has acquired, and may acquire in the future, properties securing loans that are in default. There is a risk that hazardous substances or waste, contaminants, pollutants or sources thereof could be discovered on such properties after acquisition by the Company. In such event, the Company may be required by law to remove such substances from the affected properties at its sole cost and expense. There can be no assurance that (i) the cost of such removal would not substantially exceed the value of the affected properties or the loans secured by the properties, (ii) the Company would have adequate remedies against the prior owner or other responsible parties or (iii) the Company would not find it difficult or impossible to sell the affected properties either prior to or following such removal.

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Public Offering, there has been no public market for the Class A Common Stock. There can be no assurance that an active trading market will develop or that the purchasers of the Class A Common Stock will be able to resell their Class A Common Stock at prices equal to or greater than the Public Offering price. The Public Offering price of the Class A Common Stock was determined through negotiations between the Company and the Representative of the Underwriters and may not reflect the market price of the Class A Common Stock after the Public Offering. See "Underwriting" for a discussion of factors considered in determining the Public Offering price. The trading price of the Class A Common Stock could be subject to wide fluctuations in response to quarterly variations in changes in financial estimates by securities analysts and other events or facts. These broad market fluctuations may adversely affect the market price of the Class A Common Stock. See "Underwriting."

RESTRICTIONS ON FUTURE SALES BY STOCKHOLDERS; EFFECT ON SHARE PRICE OF SHARES AVAILABLE FOR FUTURE SALE

  Shares of Class B Common Stock are not being offered hereby. The Chisick Family is the record and beneficial holder of all of the outstanding shares of Class B Common Stock and will be subject to certain lock-up restrictions with respect to its ability to sell or otherwise dispose of any of its shares of Class B Common Stock (which shares, upon transfer by the Chisick Family, convert to Class A Common Stock) without the prior written consent of the Representative of the Underwriters and the Company. When such lock-up restrictions lapse (180 days after the consummation of the Public Offering), such shares of Class B Common Stock may be sold in the public market or otherwise disposed of, subject to compliance with applicable securities laws. Sales of a substantial number of shares of Class B Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock. See "Shares Eligible for Future Sale."

DILUTION

  Purchasers of the Class A Common Stock will experience immediate and substantial dilution in net tangible book value per share of Class A Common Stock from the Public Offering price per share of Class A Common Stock. See "Dilution."

NO CASH DIVIDENDS

  Following the Public Offering, the Company intends to retain its earnings, if any, for use in its business and does not anticipate declaring or paying any cash dividends in the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" and "Dividend Policy."

                                  THE COMPANY

  First Alliance Mortgage Company was founded in 1971 and was incorporated in California in 1975. Prior to the consummation of the Public Offering, the Company will reincorporate in the State of Delaware (the "Reorganization"). The Company and its predecessors have been actively involved in the mortgage lending business since its founding. The Company is owned by the Chisick Family and a certain member of management. The Company and its predecessors have been located in Orange County, California. Approximately 165 of the Company's 280 employees are located at the corporate headquarters. The balance of the employees work in 16 branch offices, five of which are located in California, two of which are located in each of Illinois and Florida and one of which is located in each of Oregon, Washington, Colorado, Utah, Arizona, Georgia and Pennsylvania.

  The Company maintains its principal office at 17305 Von Karman Avenue, Irvine, California 92714. Its telephone number is (714) 224-8500.

                          PRIOR S CORPORATION STATUS

  Since May 1, 1988, the Company has elected to be treated for Federal income and certain state tax purposes as an S corporation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), and comparable state laws. As a result, earnings of the Company during such period have been included in the taxable income of its shareholders for Federal and state income tax purposes, and the Company has not been subject to income tax on such earnings, other than California franchise tax. Prior to the date of the consummation of the Public Offering (the "Closing Date"), the shareholders of the Company are expected to revoke the Company's S corporation status and the Company will make a distribution to its shareholders of notes (the "S Corporation Distribution") which includes all of its previously earned and undistributed S corporation earnings through the Closing Date (estimated to be between $43 million and $47 million prior to considering the S Corporation Distribution). The S Corporation Distribution will be comprised of promissory notes bearing interest at 5.61% per annum if distributed in May 1996 or, if distributed subsequent to May 1996, the short-term applicable Federal rate under Section 1274 of the Code for instruments issued at that time (the "S Distribution Notes"). See "Use of Proceeds." On and after the Closing Date, the Company will no longer be treated as an S corporation and, accordingly, will be fully subject to Federal and state income taxes.

  The shareholders of the Company have agreed to reimburse the Company for any increase in the Company's Federal or state(s) income tax liability for 1996 and future years that may be triggered as a result of possible Internal Revenue Service and state taxing authority audit adjustments ("Audit Adjustments") to the Company's taxable income for the years during which the Company was an S corporation. Conversely, the Company has agreed to reimburse the shareholders for any decrease in the Company's Federal or state(s) income tax liability for 1996 and future years that may be triggered as a result of possible Audit Adjustments to the Company's taxable income for the years during which the Company was an S corporation. The Company's reimbursement right is embodied in the Reimbursement Agreement, and the shareholders' reimbursement right is embodied in the S Distribution Notes.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 3,350,000 shares of Class A Common Stock offered by the Company hereby are estimated to be approximately $55.8 million, based on an assumed Public Offering price of $18.00 per share, the midpoint of the price range shown on the cover of this Prospectus. The Company intends to use between $43.0 million and $47.0 million of such net proceeds to repay, immediately after the Closing Date (or as soon thereafter as is practicable), the principal and interest outstanding under the S Distribution Notes. To the extent that the balance of the net proceeds exceeds the amount due under the S Distribution Notes, such excess will be used initially to repay any outstanding borrowings on the Company's Warehouse Financing Facility, then to fund costs associated with the Company's retail branch network and United Kingdom expansions and for general corporate purposes. The annual interest rate currently applicable to borrowing under the Company's Warehouse Financing Facility is 30 day London Interbank Offered Rate ("LIBOR") plus 0.875%. See "Prior S Corporation Status and Reincorporation."

                                DIVIDEND POLICY

  The Company intends, after payment of the S Distribution Notes, to retain its earnings, if any, for use in its business and does not anticipate declaring or paying any cash dividends in the foreseeable future. Purchasers of shares of Class A Common Stock in the Public Offering will not receive any portion of the S Distribution Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Resources."

                                   DILUTION

  The net tangible book value of the Company's Common Stock (which, for purposes of this discussion, shall include both the Class A Common Stock and the Class B Common Stock) as of December 31, 1995 was $42.3 million or approximately $3.00 per share. Net tangible book value per share represents the amount of the Company's stockholders' equity, less intangible assets, divided by shares of Common Stock outstanding.

  Dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Public Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of the Public Offering. After giving effect to the S Corporation Distribution and the sale by the Company of 3,350,000 shares of Class A Common Stock in the Public Offering and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company at December 31, 1995 would have been $59.2 million or $4.20 per share. This represents an immediate increase in net tangible book value of $3.97 per share to existing stockholders and an immediate dilution in net tangible book value of $13.80 per share to purchasers of Class A Common Stock in the Public Offering, as illustrated in the following table:

Assumed Public Offering price per share (1)......................        $18.00
  Net tangible book value per share as of December 31, 1995...... $3.00
  Decrease attributable to issuance of S Distribution Notes...... (3.10)
  Increase attributable to establishment of net deferred tax assets........................................................  0.33
                                                                  -----
  Net tangible book value per share before the Public Offering...  0.23
  Increase per share attributable to new investors...............  3.97
                                                                  -----
Pro forma net tangible book value per share after the Public
 Offering (2)....................................................          4.20
                                                                         ------
Dilution per share to new investors..............................        $13.80
                                                                         ======

- --------
(1) Before deducting estimated underwriting discounts and commissions and estimated expenses of the Public Offering payable by the Company.
(2) Excludes 750,000 shares of Common Stock issuable upon exercise of options to be granted pursuant to the Stock Option Plan. See "Management--1996 Stock Option Plan."

  The following table summarizes, on a pro forma as adjusted basis as of December 31, 1995, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share of Common Stock paid by the existing stockholders and the new investors in the Public Offering:

                                SHARES OWNED                              AVERAGE
                         AFTER THE PUBLIC OFFERING    TOTAL CONSIDERATION  PRICE
                         ---------------------------  -------------------   PER
                             NUMBER        PERCENT      AMOUNT    PERCENT  SHARE
                         --------------- -----------  ----------- ------- -------
Existing Stockholders...      10,750,000        76.2% $ 1,642,000    2.7% $ 0.15
New Investors...........       3,350,000        23.8   60,300,000   97.3   18.00
                         ---------------  ----------  -----------  -----
  Total.................      14,100,000       100.0% $61,942,000  100.0%
                         ===============  ==========  ===========  =====

                                CAPITALIZATION

  The following table sets forth the capitalization and short-term debt of the Company at December 31, 1995 and as adjusted as of that date to give effect to
(i) an S corporation distribution of notes with total principal amounts equal to the Company's previously earned and undistributed taxable S corporation earnings at December 31, 1995; and (ii) $4,713,000 of net deferred tax assets that would have been recorded had the Company's S corporation status been revoked as of December 31, 1995; and as adjusted further to reflect (i) the sale of 3,350,000 shares of Class A Common Stock by the Company in the Public Offering and the application of the estimated net proceeds therefrom and (ii) the grant of 107,489 shares of restricted Class B Common Stock to an officer of the Company. See "Prior S Corporation Status," "Use of Proceeds" and "Management--Executive Compensation." This information below should be read in conjunction with the Company's audited Financial Statements and the Notes thereto which are included elsewhere herein. See also "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Capital Stock."

                                                      AT DECEMBER 31, 1995
                                                 ------------------------------
                                                                     AS FURTHER
                                                 ACTUAL  AS ADJUSTED  ADJUSTED
                                                 ------- ----------- ----------
                                                     (DOLLARS IN THOUSANDS)
Short-term debt................................. $18,233   $18,233    $ 6,111
                                                 -------   -------    -------
Long-term debt:
  S Distribution Notes..........................     --     43,691        --
  Notes payable.................................   1,123     1,123      1,123
                                                 -------   -------    -------
    Total.......................................   1,123    44,814      1,123
                                                 -------   -------    -------
Stockholders' equity:
  Preferred Stock, no par value; 1,000,000
   shares authorized; no shares outstanding.....
  Common Stock, no par value; 15,000,000 shares
   authorized; 10,642,511 shares issued and
   outstanding..................................      42        42        --
  Class A Common Stock, no par value; 25,000,000
   shares authorized; no shares issued and
   outstanding (actual and as adjusted);
   3,350,000 shares issued and outstanding (as
   further adjusted)(1).........................                       55,813
  Class B Common Stock, no par value; 15,000,000
   shares authorized; no shares issued and
   outstanding (actual and as adjusted);
   10,750,000 shares issued and outstanding (as
   further adjusted)............................                        1,642
  Retained earnings(2)..........................  42,279     3,301      2,921
  Deferred stock compensation...................                       (1,220)
                                                 -------   -------    -------
    Total stockholders' equity..................  42,321     3,343     59,156
                                                 -------   -------    -------
    Total capitalization........................ $43,444   $48,157    $60,279
                                                 =======   =======    =======

- --------
(1) Does not include 750,000 shares of Class A Common Stock issuable upon exercise of options granted pursuant to the Stock Option Plan. See "Management--1996 Stock Option Plan."
(2) No adjustment has been made to give effect to the Company's earned and undistributed taxable S corporation earnings for the period January 1, 1996 through the Closing Date, which earnings will be distributed as part of the S Corporation Distribution. See "Prior S Corporation Status."

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                       YEARS ENDED DECEMBER 31,
                             -------------------------------------------------
                               1991       1992      1993      1994      1995
                             ---------  --------  --------  --------  --------
                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF INCOME:
Revenue:
Loan origination and sale..  $  16,661  $ 20,006  $ 22,489  $ 27,902  $ 35,493
Loan servicing and other
 fees......................      5,344     7,145     8,989     9,106     8,543
Interest...................      2,038     2,285     4,452     8,650    14,668
Other......................        116        32        20       144       176
                             ---------  --------  --------  --------  --------
 Total revenue.............     24,159    29,468    35,950    45,802    58,880
Total expense..............     14,885    18,805    24,987    30,568    27,860
                             ---------  --------  --------  --------  --------
Income before provision for
 income taxes..............      9,274    10,663    10,963    15,234    31,020
Provision for income taxes.        262       268       222       363       478
                             ---------  --------  --------  --------  --------
Net income.................  $   9,012  $ 10,395  $ 10,741  $ 14,871  $ 30,542
                             =========  ========  ========  ========  ========
Cash dividends(1)..........  $   4,991  $  3,987  $  5,853  $ 17,341  $ 12,205
PRO FORMA INCOME STATEMENT
 DATA(2):
Income before provision for
 income taxes..............  $   9,274  $ 10,663  $ 10,963  $ 15,234  $ 31,020
Provision for income taxes.      3,724     4,282     4,403     6,200    12,772
                             ---------  --------  --------  --------  --------
Net income.................  $   5,550  $  6,381  $  6,560  $  9,034  $ 18,248
                             =========  ========  ========  ========  ========
LOANS ORIGINATED OR
 PURCHASED:
Retail Branch Originations.  $  88,249  $ 93,596  $148,718  $151,408  $201,261
Portfolio Refinancing
 Originations..............        --        --     47,189    70,501    15,304
Wholesale purchases........        --     19,078    81,241    87,785    26,190
                             ---------  --------  --------  --------  --------
 Total.....................  $  88,249  $112,674  $277,148  $309,694  $242,755
                             =========  ========  ========  ========  ========
LOANS SOLD:
Securitizations............  $     --   $ 39,024  $141,795  $350,331  $167,899
Wholesale..................        --        --        --        --     51,547
Private....................     76,476    74,688    67,098    19,582    15,895
                             ---------  --------  --------  --------  --------
 Total.....................  $  76,476  $113,712  $208,893  $369,913  $235,341
                             =========  ========  ========  ========  ========
SERVICING PORTFOLIO(3):
Private investor loans.....  $ 209,012  $204,975  $232,387  $112,287  $ 96,169
Securitized loans..........        --     35,246   153,183   443,398   517,622
                             ---------  --------  --------  --------  --------
 Total.....................  $ 209,012  $240,221  $385,570  $555,685  $613,791
                             =========  ========  ========  ========  ========
FINANCIAL RATIOS AND OTHER
 DATA:
Number of retail
 branches(3)...............         10        11        11        13        17
Weighted average interest
 rate on loan originations
 and purchases.............       14.1%     13.6%      9.5%      8.7%     10.3%
Weighted average initial
 combined loan-to-value
 ratio:
 Retail Branch and
  Portfolio Refinancing
  Originations.............       49.0%     46.6%     52.4%     54.4%     58.6%
 Wholesale purchases.......        --       61.4%     61.6%     60.5%     66.5%
Total delinquencies as a
 percentage of the dollar
 amount of Servicing
 Portfolio at end of
 period....................        2.7%      5.0%      4.0%      4.3%      5.9%
REO as a percentage of
 average Servicing
 Portfolio(4)..............        .35%      .72%     1.21%      .79%      .69%
REO losses as a percentage
 of average Servicing
 Portfolio during the
 period....................          0%      .02%      .02%      .01%      .03%
Effective annual yield on
 Residual Interests(3).....        --        9.0%     29.4%     46.1%     44.1%
Pre-tax income as a
 percentage of total
 revenue...................       38.4%     36.2%     30.5%     33.3%     52.7%
                                          AS OF DECEMBER 31,
                             -------------------------------------------------
                               1991       1992      1993      1994      1995
                             ---------  --------  --------  --------  --------
BALANCE SHEET DATA:
Cash and cash equivalents..  $   2,777  $  1,111  $  4,387  $  5,298  $  4,019
Residual Interests.........         --     2,792     6,879    11,645    19,705
Total assets...............     20,973    24,517    99,855    48,226    66,987
Total debt.................      4,319       966    68,773    14,839    19,356
Stockholders' equity.......     15,158    21,566    26,454    23,984    42,321

- --------
(1) Historical cash dividends are not necessarily indicative of cash dividends expected to be declared in the future. See "Dividend Policy."
(2) Amounts reflect adjustments for Federal and state income taxes as if the Company had been taxed as a C corporation rather than a S corporation.
(3) As of the end of the applicable period.
(4) Includes REOs owned by the Company as well as REOs owned by REMIC Trusts and serviced by the Company; however, excludes private investor REOs not serviced by the Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with "Selected Financial Data," the financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

GENERAL

 Overview

  The Company originates, purchases, sells and services non-conventional mortgage loans secured primarily by first mortgages on single family residences. The Company focuses on a distinct segment of the home equity lending market by narrowly targeting its marketing efforts at homeowners believed by management of the Company, based on historic customer profiles, to be pre-disposed to using the Company's products and services while satisfying its underwriting guidelines. The Company originates loans through its retail branch network of 16 offices, five of which are located in California, two of which are located in each of Illinois and Florida and one of which is located in each of Oregon, Washington, Colorado, Utah, Arizona, Georgia and Pennsylvania. In addition, the Company purchases loans from affiliated and qualified mortgage bankers that the Company has selected based upon the quality of their origination process and has recently begun to originate loans referred by unaffiliated brokers.

  Prior to 1992, the Company sold its loans to private investors on a servicing retained basis. Since that time, the Company has sold the majority of its loans in the secondary market primarily through Securitization and recently, to a lesser extent, through wholesale loan sales in which the Company does not retain servicing rights. The Company's underwriting guidelines require threshold credit criteria and combined loan-to-value limits for loans sold through Securitizations. Accordingly, the Company sells on a servicing released loan basis those loans which do not meet its risk criteria for Securitization. The Company retains the right to service loans which it has Securitized.

  The Company's strategy of originating, as compared to purchasing, the majority of its loan volume results in the generation of a significant amount of loan origination fees. This income has allowed the Company to generate positive operating cash flow. There can be no assurance, however, that the Company's operating cash flow will continue to be positive in the future.

 Certain Accounting Considerations

  As a fundamental part of its business and financing strategy, the Company sells the majority of its loans in Securitizations to REMIC Trusts in exchange for Regular and Residual Interests. A significant portion of the Company's income is derived by recognizing gains on sales of loans made pursuant to these Securitizations. The Company records gains on sales of loans differently for wholesale servicing released loan sales and for servicing retained sales of loans through Securitization or to private investors.

  Purchased loans are carried on the books of the Company at their acquisition cost, while the net carrying value on the Company's books of originated loans is equal to their principal balance less Net Deferred Origination Fees.

  Gains on wholesale servicing released loan sales equal the difference between the net proceeds to the Company from such sales and the loans' acquisition cost (for purchased loans) or net carrying value (for originated loans).

  Gains on servicing retained sales of loans through Securitizations equal the difference between the net proceeds to the Company in the Securitization and the allocated cost of loans Securitized. Such net proceeds received in Securitizations consist of the fair value of Regular Interests (determined by the cash price for which they are then sold to the public) and the fair value of the Residual Interests retained by the Company (determined as described below), net of transaction costs. The allocated cost of the loans Securitized is determined by taking their acquisition cost (for purchased loans) or net carrying value (for originated loans), and allocating such cost or carrying value between the loans Securitized and the mortgage servicing rights retained with respect thereto based upon their relative fair values.

  To determine the fair value of the mortgage servicing rights, the Company projects net cash flows expected to be received over the life of the loans. Such projections assume certain servicing costs, prepayment rates and credit losses. These assumptions are similar to those used by the Company to value the Residual Interests, except that the Company uses a discount rate of 25%. As of December 31, 1995, mortgage servicing rights totaled $4.0 million.

  The net proceeds of a Securitization consist of the Regular and Residual Interests received by the Company. The Regular Interests are immediately sold for cash by the Company. As the holder of the Residual Interests, the Company is entitled to receive certain excess cash flows. These excess cash flows are calculated as the difference between (a) principal and interest paid by borrowers and (b) the sum of (i) pass-through interest and principal to be paid to the holders of the Regular Interests, (ii) trustee fees, (iii) third-party credit enhancement fees, (iv) servicing fees and (v) estimated loan pool losses. The Company's right to receive this excess cash flow begins after certain reserve requirements have been met, which are specific to each Securitization and are used as a means of credit enhancement.

  The Company determines the fair value of the Residual Interests at the time each Securitization closes utilizing prepayment and credit loss assumptions appropriate for each particular Securitization. Prepayments are expressed through a market convention known as a constant prepayment rate ("CPR"). In its past Securitizations, the Company has experienced a CPR on the Securitized loans ranging from 4.1% to 37.9%. The Company utilizes a CPR range of 25.0% to 30.0% to value its Residual Interests. The Company expects its Securitized pools to have average lives of three to five years. In addition, the Company currently applies a constant annual credit loss rate of .5%. In order to determine the fair value of this excess cash flow, the Company currently applies an estimated market discount rate of 18.0% to the expected cash flow. As of December 31, 1995, the Company's investments in Residual Interests totaled $19.7 million.

  There can be no assurance that the Company's estimates used to determine the fair value of Residual Interests and mortgage servicing rights will remain appropriate for the life of each Securitization. If actual loan prepayments or credit losses exceed the Company's estimates, the carrying value of the Company's Residual Interests and mortgage servicing rights may have to be written down through a charge against earnings. The Company will not write up such assets to reflect slower than expected prepayments, although slower prepayments may increase future earnings as the Company will receive cash flows in excess of those anticipated. Fluctuations in interest rates may also result in a write down of the Company's Residual Interests and mortgage servicing rights in subsequent periods. The Company has never written down the book value of its Residual Interests or mortgage servicing rights for such reasons.

  The three primary components of the Company's revenues are loan origination and sale revenue, loan servicing and other fees and interest income. Loan origination and sale revenue consists of gain on sale of loans and referral fees.

  A significant portion of gain on sale of loans is the recognition of Net Deferred Origination Fees, which equaled $25.5 million, or 71.8% of loan origination and sale revenue, during the year ended December 31, 1995.

  Loan servicing and other fee income represents fee income and other ancillary fees received for servicing the loans. Mortgage servicing rights are amortized against loan servicing and other fees over the period of estimated net future servicing fee income.

  Interest income is comprised of two primary components: (i) interest on loans held for sale during the Warehousing Period and (ii) the effective yield on the Residual Interests. The Company recognizes interest income on a level yield basis on the balance of Residual Interests over the expected lives of the Securitized loans.

Additionally, cash received by the Company from Residual Interests is recorded as a reduction in the balance of the related Residual Interests and accrued interest income is recorded as an increase in the balance of the Residual Interests. As of each reporting date the Company analyzes Residual Interests and new effective yields are calculated which are used to accrue interest income in the subsequent period. At December 31, 1995, the weighted average effective yield for all Residual Interests to be used for the recognition of interest in the subsequent reporting period was 44.1%.

 Loan Origination and Purchases

  The Company's ability to Securitize loans in the secondary market, and to utilize the associated Warehouse Financing Facility pending such Securitization, has allowed it to increase the overall return on loans sold. Additionally, secondary market acceptance of 30 year fully amortizing fixed and adjustable rate mortgages for the Company's customer base has allowed the Company to offer loan products with more favorable payment terms to borrowers. The Company believes that the wider array of loan products allowed by increased secondary market liquidity, in conjunction with the expansion of its retail branch network, have contributed significantly to in the Company's increased loan origination volume since 1992.

  Retail Branch Originations have increased 128.1% to $201.3 million for 1995 from $88.2 million for 1991, and, in conjunction with Portfolio Refinancing Originations and wholesale purchases, total loan originations and purchases increased by 250.9% to a high of $309.7 million in 1994 from $88.2 million in 1991. In 1995, the Company ceased purchasing loans from one affiliated loan broker, due to dissatisfaction with the volume and quality of these loans, who was providing the majority of the Company's wholesale loan purchase volume at that time.

  The Company's Portfolio Refinancing Originations consist primarily of loans originated by the Company's centralized marketing and sales efforts. Such efforts focus on preserving the Company's existing portfolio through refinancing loans to borrowers who have inquired about prepaying their existing loans. Loan origination fees for Portfolio Refinancing Originations are less than fees for Retail Branch Originations as customary fees are waived or reduced as an incentive to refinance with the Company. The Company does not earn loan origination fees on loan purchases.

                                        YEARS ENDED DECEMBER 31,
                              ------------------------------------------------
                                1991      1992      1993      1994      1995
                              --------  --------  --------  --------  --------
                                         (DOLLARS IN THOUSANDS)
Loan originations and pur-
 chases:
  Retail Branch
   Originations.............  $ 88,249  $ 93,596  $148,718  $151,408  $201,261
  Portfolio Refinancing
   Originations.............                        47,189    70,501    15,304
  Wholesale purchases.......              19,078    81,241    87,785    26,190
                              --------  --------  --------  --------  --------
    Total originations......  $ 88,249  $112,674  $277,148  $309,694  $242,755
                              ========  ========  ========  ========  ========
Number of retail branches as
 of the end of the period           10        11        11        13        17
Weighted average loan
 origination and processing
 fees as a percent of gross
 loans originated as
 applicable:
  Retail Branch
   Originations.............      23.0%     23.4%     18.6%     15.8%     15.5%
  Portfolio Refinancing
   Originations.............       --        --        2.5%      7.5%     13.7%
  Wholesale purchases.......       --        --        --        --        --
Average retail loan size....  $   35.6  $   35.9  $   53.6  $   66.1  $   68.8
Weighted average interest
 rate.......................      14.1%     13.6%      9.5%      8.7%     10.3%
Weighted average initial
 combined loan-to-value
 ratio......................      49.0%     48.5%     55.2%     56.2%     59.4%
Servicing Portfolio as of
 the end of the period......  $209,012  $240,221  $385,570  $555,685  $613,791

 Loan Sales

  The Company sells substantially all of the loans it originates or purchases, either through loan sales or Securitizations. During 1995, 1994, 1993 and 1992, the Company sold $235.3 million, $369.9 million, $208.9 million and $113.7 million of loans, respectively. The volume of loans sold decreased $
134.6 million, or 36.4%, to $235.3 million in 1995 from $369.9 million in 1994 primarily because of decreased Portfolio Refinancing Originations and wholesale loan purchases due to curtailment of certain loan origination and purchase programs as well as the timing of loan sales during such years. Of the loan sales in such years, 71.3%, 94.7%, 67.9% and 34.3%, respectively, were through Securitizations. The decrease in Securitizations during 1995 is attributable to the Company's implementation of wholesale loan sales to other mortgage bankers of loans that did not meet the Company's criteria for inclusion in a Securitization.

 Loan Servicing

  Since its inception, the Company has generally sold loans, whether to private investors or through Securitizations, and retained the right to service the loans. Additionally, in 1995, the Company began selling loans on a servicing released basis to other mortgage bankers. At December 31, 1995, the Servicing Portfolio consisted of 8,809 loans with an aggregate principal balance of $613.8 million. Revenue associated with loan servicing amounted to 14.5% of total revenues for the year ended December 31, 1995.

 Composition of Revenue and Expense

  The following table summarizes certain components of the Company's statements of operations set forth as a percentage of total revenue for the periods indicated.

                                                  FOR THE YEARS ENDED
                                         --------------------------------------
                                         DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                             1993         1994         1995
                                         ------------ ------------ ------------
Revenue:
  Loan Origination and Sale:
    Gain on sale of loans (excluding net
     origination and referral fees).....      5.7%        (3.4%)       15.3%
    Net loan origination and referral
     fees...............................     56.8         64.3         45.0
  Loan servicing and other fees.........     25.0         19.9         14.5
  Interest..............................     12.4         18.9         24.9
  Other.................................      0.1          0.3          0.3
                                            -----        -----        -----
    Total revenue.......................    100.0        100.0        100.0
                                            -----        -----        -----
Expense:
  Compensation and benefits.............     30.2         20.9         17.7
  Professional services.................      3.6          3.3          1.2
  Advertising...........................      8.2          7.2          7.4
  Subservicing and other fees...........      1.8          2.2          2.1
  Rents.................................      2.3          2.1          2.2
  Supplies..............................      2.2          1.8          1.7
  Depreciation and amortization of
   property.............................      1.3          1.1          1.5
  Interest..............................      5.9          8.2          7.1
  Legal.................................      8.5         15.6          2.5
  Other.................................      5.6          4.2          4.0
                                            -----        -----        -----
    Total expense.......................     69.5         66.7         47.3
                                            -----        -----        -----
Net income before provision for income
 taxes..................................     30.5         33.3         52.7
Provision for income taxes                    0.6          0.8          0.8
                                            -----        -----        -----
Net income..............................     29.9%        32.5%        51.9%
                                            =====        =====        =====

RESULTS OF OPERATIONS

 Revenue

  The following table sets forth the components of the Company's revenue for the periods indicated:

                                                YEARS ENDED DECEMBER 31,
                                               -------------------------
                                                 1993     1994    1995
                                               -------- -------  -------
                                                 (DOLLARS IN THOUSANDS)
Loan origination and sale:
  Gain (loss) on sale of loans(1).............  $ 2,057 $(1,548) $ 8,982
  Net loan origination and referral fees......   20,432  29,450   26,511
Loan servicing and other fees.................    8,989   9,106    8,543
Interest......................................    4,452   8,650   14,668
Other.........................................       20     144      176
                                               -------- -------  -------
    Total revenue.............................  $35,950 $45,802  $58,880
                                               ======== =======  =======

- --------
(1) Excluding net loan origination and referral fees.

  Total revenues increased 28.6% to $58.9 million for 1995 from $45.8 million for 1994, which in turn represented an increase of 27.4% from $36.0 million for 1993. The increases in both years were primarily due to increased loan origination and sale revenue and increased interest income from Residual Interests.

  Loan origination and sale revenue increased 27.2% to $35.5 million for 1995 from $27.9 million for 1994, which in turn represented an increase of 24.1% from $22.5 million in 1993.

  Gain (loss) on sales of loans (excluding net loan origination and referral fees) increased to a gain of $9.0 million in 1995 from a loss of $1.5 million in 1994. This increase was due primarily to increased premiums on loan sales which was partially offset by a decrease in the volume of loans sold. The weighted average gain (loss) on sales of loans as a percentage of loan principal balances increased to a weighted average gain on sale of loans of 3.8% in 1995 from a weighted average loss on sale of loans in 1994 of 0.4%. Such increase was primarily the combined result of (i) increased interest rate spreads (the difference between the weighted average loan interest rates for the Securitized pools and the weighted average pass-through rates paid to holders of the Regular Interests less servicing, trustee and insurance fees and estimated credit losses) in Residual Interests created in 1995 Securitizations over 1994 Securitizations, which increased to 2.04% in 1995 from a weighted average initial interest rate spread of 1.20% in 1994 primarily as a result of more stable interest rates during 1995; (ii) decreased levels of initial required REMIC overcollateralization, which decreased from $2.8 million, or .81% of the related Regular Interests balances, in 1994 to $14,000, or less than .01% of the related Regular Interests balances, in 1995 Securitizations; and (iii) recognition of $3.9 million of capitalized mortgage servicing rights originated during 1995 due to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 122 in 1995 (accordingly no such assets were recognized in 1994). The 1995 volume of loans sold decreased $134.6 million, or 36.4%, to $235.3 million, from $369.9 million in 1994 primarily as a result of decreased Portfolio Refinancing Originations and wholesale loan purchases due to the curtailment of certain loan origination programs and the timing of loan sales during such years. At December 31, 1995, 1994 and 1993, loans held for sale totaled $24.7 million, $18.7 million and $74.2 million, respectively.

  Gain (loss) on sales of loans (excluding net loan origination and referral fees) decreased in 1994 by $3.6 million to a loss of $1.5 million from a gain of $2.1 million in 1993 due primarily to decreased premiums received over the principal balance recognized on loan sales which was partially offset by a increase in the volume of loans sold. The weighted average gain (loss) on sales of loans as a percentage of loan principal balances decreased to a weighted average loss on sale of loans of 0.4% in 1994 from a weighted average gain on sale of loans in 1993 of 1.0%. Such decrease was primarily the combined result of (i) decreased interest rate spreads in Residual Interests created in 1994 Securitizations from 1993 Securitizations, which decreased from a weighted average initial interest spread of 3.24% in 1993 to 1.20% in 1994 primarily as a result of sharply rising interest rates during 1994; (ii) increased levels of initial required REMIC Trust overcollateralization, which increased from $0.7 million, or .52% of the related Regular Interests balances, in 1993 Securitizations to $2.8 million, or .81% of related Regular Interests balances, in 1994 Securitizations; and
(iii) recognition of $1.0 million of capitalized excess servicing receivables associated with sales of loans to private investors originated in 1993 (no such assets were recognized in 1994).

  Loan origination fees are deferred and recognized only upon sale of the loan. While Retail Branch Originations increased in 1995 over 1994 net loan origination and referral fees decreased $2.9 million, or 10.0%, to $26.5 million for 1995 primarily due to lower sales of Retail Branch Originations in 1995. The volume of sales of such loans decreased in 1995 due to the postponement until 1994 of a significant volume of 1993 Retail Branch Originations held for sale at year end 1993. Retail Branch Originations generally carry higher loan origination fees than Portfolio Refinancing Originations. The Company does not earn loan origination fees on wholesale loan purchases.

  Net loan origination and referral fees increased $9.0 million, or 44.1%, to $29.4 million for 1994 due to higher sales of Retail Branch Originations in 1994. Retail loan originations did not increase materially in 1994 over 1993, however, the volume of retail loan sales increased in 1994 due to the sale in 1994 of a significant volume of 1993 retail loan originations held for sale at year end 1993.

  Loan servicing and other fees decreased $0.6 million, or 6.2%, in 1995 as compared to 1994 primarily due to a decrease in loan servicing fees of $0.4 million and an increase of $0.2 million in compensating interest paid by the Company as servicer with respect to prepayments of Securitized loans. This decrease was partially offset by an increase in prepayment penalty fees of $0.2 million. Loan servicing fees decreased in 1995 due to a decrease in the weighted average servicing rate earned on the Company's Servicing Portfolio which was partially offset by an increase in the dollar volume of the Company's Servicing Portfolio. The weighted average servicing rate decreased from 1.18% in 1994 to 0.90% in 1995 primarily as a result of the amortization of prepayments of the portfolio of loans sold to private investors that generally carry higher servicing rates than Securitized loans. The Company's average outstanding Servicing Portfolio balance increased to $584.7 million in 1995 from $470.6 million in 1994. In conjunction with the servicing of Securitized loan pools, the Company is required to remit one entire month's interest to the REMIC Trust for all loans which are paid off prior to their maturity. This amount includes both actual interest collected and "compensating interest" which together equal one full month of interest on the prior month's loan balance. The increase in compensating interest offsetting loan servicing revenue is due to the 75.3% increase in Securitized loans paid off during 1995 as compared to 1994. Prepayment penalties increased during 1995 due to an increase in overall portfolio prepayments.

  Loan servicing and other fees increased $0.1 million, or 1.3%, in 1994 as compared to 1993. This increase was primarily due to an increase in prepayment penalties of $0.4 million which was partially offset by an increase in compensating interest of $0.2 million. Prepayment penalties increased during 1994, notwithstanding an aggregate decrease in Servicing Portfolio prepayments, due to an increase in the proportion of prepayments of Securitized loans versus private investor loans. The Company retains all prepayment penalties for Securitized loans serviced and only a portion of such for private investor serviced loans. In 1994, prepayments of Securitized loans comprised 46.7% of total prepayments as compared to 17.2% in 1993. The increase in compensating interest offsetting loan servicing revenue is due to the 152.6% increase in Securitized loans paid off during 1994 as compared to 1993.

  Interest income increased $6.0 million, or 69.6%, in 1995 as compared to 1994. Interest income represents the recognition of the yield on Residual Interests in securities retained by the Company, interest earned on loans originated or purchased by the Company during the Warehousing Period from their origination or purchase until their sale and interest earned on loans receivable held to maturity. Interest income from Residual Interests in securities increased $4.0 million in 1995 due to the combined effect of growth in the Company's portfolio of Residual Interests, which increased from an average of $10.3 million in 1994 to $14.5 million in 1995, and an increase in the weighted average effective yield on Residual Interests, which increased from 27.3% in 1994 to

47.4% in 1995. Interest income from loans held for sale increased $0.9 million in 1995 due to an increase in the weighted average coupon which increased from approximately 8.7% in 1994 to 10.3% in 1995. The average balance of loans held for sale did not change significantly, even though total loan originations decreased, due to a longer Warehousing Period in 1995. Interest on loans receivable held for investment increased $1.0 million from 1994 to 1995 due to increases in the average balance of loans receivable and the accretion of related purchase discounts.

  Interest income increased $4.2 million, or 94.3%, in 1994 as compared to 1993. Interest income from Residual Interests increased $2.2 million in 1994 due to growth of Residual Interests, which increased from an average of $4.1 million in 1993 to $10.3 million in 1994, and an increase in the weighted average effective yield on Residual Interests, which increased from 15.7% in 1993 to 27.3% in 1994. Interest income from loans held for sale increased $1.5 million in 1994 primarily due to an increase in the average balance of loans held for sale (excluding Net Deferred Loan Origination Fees), which increased from $42.4 million in 1993 to $60.7 million in 1994. This increase was partially offset by a decrease in the weighted average interest rate on loans held for sale as the weighted average interest rate on loans originated and purchased decreased from approximately 9.5% in 1993 to 8.7% in 1994. Interest on loans receivable held for investment increased $0.3 million from 1993 to 1994 due primarily to increases in the average balance of loans receivable.

 Expense

  The following table sets forth the components of the Company's expenses during the periods indicated:

                                                  YEARS ENDED DECEMBER 31,
                                                  -----------------------
                                                   1993    1994    1995
                                                  ------- ------- -------
                                                  (DOLLARS IN THOUSANDS)
Compensation and benefits........................ $10,847 $ 9,559 $10,395
Professional services............................   1,288   1,521     697
Advertising......................................   2,958   3,316   4,345
Subservicing and other fees......................     659   1,019   1,212
Rent.............................................     815     974   1,278
Supplies.........................................     791     831     992
Depreciation and amortization of property........     483     514     907
Interest.........................................   2,106   3,744   4,167
Legal............................................   3,044   7,162   1,491
Other............................................   1,996   1,928   2,376
                                                  ------- ------- -------
  Total expense.................................. $24,987 $30,568 $27,860
                                                  ======= ======= =======

  Compensation and benefits expense increased by 8.7% to $10.4 million for 1995 from $9.6 million for 1994, which in turn represented a decrease of 11.9% from $10.8 million in 1993. The 1995 increase primarily relates to an 11% increase in average employee headcount, which was partially offset by a $0.2 million decrease in health insurance costs related to the Company's conversion of employee coverage to a more affordable health maintenance organization program. The 1994 decrease in compensation and benefits expense primarily is due to a bonus paid to Mr. Chisick of $3.0 million in 1993 and was offset by a $1.7 million increase in compensation and benefits that was the combined result of a 10% increase in average employee headcount during 1994 and compensation increases for existing employees.

  Professional services expense decreased $0.8 million, or 54.2%, in 1995 as compared to 1994. In 1994, certain of the Company's Portfolio Refinancing Origination programs included the utilization of outside consultants.

  Advertising expense increased $1.0 million, or 31.0%, in 1995 over 1994 primarily as a result of the increase in the number of retail branches. Retail Branch Originations increased $49.9 million, or 32.9%, in 1995 over 1994.

  Sub-servicing and other fees incurred by the Company increased by $0.2 million, or 18.9%, during 1995 as compared to 1994, and by $0.4 million, or 54.6%, during 1994 as compared to 1993. From the introduction of adjustable rate mortgages in 1993 until February 1996, the Company contracted with a third party to sub-service such loans. In the first quarter of 1996, the Company terminated the third party and now services all adjustable and fixed rate loans in its Servicing Portfolio. In 1995, 1994 and 1993, the Company's average portfolio of adjustable rate loans serviced was $275.1 million, $242.3 million and $33.6 million, respectively.

  Rent expense increased by $0.3 million, or 31.2%, during 1995 as compared to 1994. In addition to scheduled rent increases on existing properties, the Company entered into leases on nine new retail branch offices related to the national expansion of the retail branch network during 1995.

  Depreciation and amortization of property increased $0.4 million, or 76.5%, in 1995 over 1994. This increase is primarily related to the write off in 1995 of the remaining book value of the Company's loan servicing system of $0.2 million due to implementation of a new software system.

  Interest expense increased $0.4 million, or 11.3%, in 1995 as compared to 1994 due to increases in interest expense on the Warehouse Financing Facility of $0.3 million and interest expense related to stockholder notes payable of $0.2 million. Increased interest expense associated with the Warehouse Financing Facility was due to an increase in the weighted average interest rate on the Warehouse Financing Facility, which increased to 7.10% in 1995 from 5.96% in 1994 and which was partially offset by a decrease in the average balance outstanding. Increased interest expense associated with stockholder notes payable was due to an increase in the average balance outstanding during 1995.

  Interest expense increased $1.6 million, or 77.8%, in 1994 as compared to 1993 due to an increase in interest expense on the Warehouse Financing Facility of $2.1 million which was partially offset by a decrease in interest expense related to stockholder notes payable of $0.6 million. Increased interest expense associated with the Warehouse Financing Facility was due to an increase in the average balance outstanding of $32.3 million, or 125.3%, coupled with an increase in the weighted average interest rate on the Warehouse Financing Facility, which increased from approximately 5.81% in 1993 to 5.96% in 1994. Decreased interest expense associated with stockholder notes payable was due to an decrease in the average balance outstanding during 1994.

  Legal expense decreased $5.7 million during 1995 as compared to 1994, and increased $4.1 million in 1994 as compared to 1993. The Company was named as the defendant in a class action suit filed in December of 1989. During 1994 and 1993, the Company recorded legal expenses and estimated settlement costs of $7.0 million and $2.3 million, respectively, related to this matter. See "Legal Proceedings." Additionally the Company incurred approximately $0.4 million in legal fees in 1994 as the plaintiff in litigation which fees were offset by a $1.3 million judgment in favor of the Company.

  Other expense increased $0.4 million, or 23.2%, during 1995 as compared to 1994. Such increase is primarily due to an increase in travel expenses of $0.3 million during 1995 related to the Company's national retail branch network expansion.

 Income Taxes

  Since May 1, 1988, the Company has elected to be treated for Federal income and certain state tax purposes as an S corporation under Subchapter S of the Code and comparable state laws. As a result, the Company's provisions for income taxes have in the past reflected modest corporate level state income or franchise taxes for those states in which the Company operates. The taxable income of the Company during such periods has been included in the individual taxable income of its stockholders for Federal and state income tax purposes. Immediately prior to the Closing Date, the shareholders of the Company will revoke the Company's S corporation status and, after the Closing Date, the Company will be fully subject to Federal and state taxes. At that time, the Company's effective income tax rate will approximate the Federal and composite state income and franchise tax rates (net of Federal benefit).

LIQUIDITY AND CAPITAL RESOURCES

  The Company has historically generated positive cash flow from operations after consideration of warehouse financing. The Company's sources of cash flow include loan sales, loans sold through Securitizations, net interest income and borrowings under its Warehouse Financing Facility. At origination of a loan, the Company includes the loan origination fee in the principal balance. The Company then borrows approximately the principal amount of the loan (subject to collateral valuation limitations) under the Warehouse Financing Facility and disburses to the borrower the loan amount less the loan origination fee. Thus, the Company receives cash in the amount of the loan origination fee at the time of the Warehouse Financing Facility funding and prior to the time the Company recognizes such fee as a component of gain on sale of loans, which occurs upon the sale of the loan. The magnitude of the Company's loan origination fees is a significant factor in the Company's historical positive operating cash flow.

  The Company's uses of cash include the funding of loan originations and purchases, payment of interest expenses, repayment of the Warehouse Financing Facility, funding of initial overcollateralization requirements for Securitizations, operating and administrative expenses, income taxes and capital expenditures.

  The Company's sale of loans through Securitizations has generally resulted in gains on Securitization recognized by the Company. Substantially all of the proceeds of a Securitization, net of fees and costs of the Securitization, are used to repay the Warehouse Financing Facility. Additionally, in a Securitization, the Company receives Residual Interests and capitalizes mortgage servicing rights, each of which creates non-cash taxable income. The value of the mortgage servicing rights capitalized represents the present value of estimated net cash flows to be received in the future and constitutes a non-cash gain on which the Company is required to pay income tax. Therefore, the income tax payable and the expenses related to the Securitization on these factors negatively impact the Company's cash flow. For the years ended December 31, 1995, 1994, 1993 and 1992, the Company recognized gain on sale of loans through Securitization, including the recognition of Net Deferred Origination Fees, of $26.6 million, $25.6 million, $14.4 million and $6.4 million, respectively. The Company anticipates that the majority of future loan sales will be through Securitization.

  Adequate credit facilities and other sources of funding, including the ability of the Company to sell loans, are essential to the continuation of the Company's ability to originate and purchase loans. During 1995, 1994 and 1993, the Company used cash in the approximate amounts of $241.4 million, $314.4 million and $273.0 million, respectively, for new loan originations and purchases. During the same periods, the Company received cash of proceeds from the sale and Securitization of loans of $235.3 million, $367.1 million and $208.2 million, respectively. After utilizing available working capital, the Company borrows money to fund its loan originations and purchases, and repays these borrowings as the loans are sold. Upon the sale of loans and the subsequent repayment of borrowings, the Company's working capital and Warehouse Financing Facility then become available to fund additional loan originations and purchases. The Company's Warehouse Financing Facility is secured by loans originated or purchased by the Company and bears interest at the rate of .875% over 30 day LIBOR. Amounts borrowed under the Warehouse Financing Facility and not used to originate or purchase loans that are included in a Securitization in which the lender under the Warehouse Financing Facility is the underwriter are subject to an additional fee equal to 25 basis points of such borrowings. The Warehouse Financing Facility contains affirmative, negative and financial covenants typical of such credit facilities. This Warehouse Financing Facility is renewable by the lender on a quarterly basis and currently expires on the sooner of the closing of a Securitization or June 28, 1996. This Warehouse Financing Facility was originated in 1993 and has been renewed in varying amounts for 11 consecutive quarters. Management expects, although there can be no assurance, that the Company will be able to maintain this Warehouse Financing Facility (or obtain replacement or additional financing) in the future.

  As indicated above, the Company's ability to continue to originate and purchase loans is dependent, in part, upon its ability to sell the loans in the secondary market in order to generate cash proceeds for new originations and purchases. The value of and market for the Company's loans are dependent upon a number of factors, including general economic conditions, interest rates and governmental regulations. Adverse changes in such factors may affect the Company's ability to sell loans for acceptable prices within a reasonable period of time. A prolonged, substantial reduction in the size of the secondary market for loans of the type originated or purchased by the Company may adversely affect the Company's ability to sell loans in the secondary market with a consequent adverse impact on the Company's results of operations, financial condition and ability to fund future originations and purchases.

  As a result of the Company's treatment as an S corporation for Federal and state income tax purposes, the Company historically has provided its stockholders with funds for the payment of income taxes on the earnings of the Company and to provide them with a return on their investment. The Company paid dividends, including amounts for taxes of $12.2 million, $17.3 million and $5.9 million for the years ended December 31, 1995, 1994 and 1993, respectively. Prior to the Closing Date, the shareholders of the Company will revoke the Company'sS corporation status. The Company anticipates that, after payment of the S Distribution Notes, any earnings will be retained for the foreseeable future in the operations of the business. "See Prior S Corporation Status" and "Dividend Policy."

  Capital expenditures totaled $1.0 million, $0.9 million and $0.6 million for the years ended December 31, 1995, 1994 and 1993, respectively.

  The Company believes that cash flow from operations, the net proceeds of the Public Offering, the net proceeds from Securitizations and the availability under the Warehouse Financing Facility will be sufficient to fund operating needs, capital expenditures and payment of the S Distribution Notes for the ensuing 12 months.

EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS

  In May 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 122 "Accounting for Mortgage Servicing Rights." SFAS No. 122 amends SFAS No. 65 "Accounting for Certain Mortgage Banking Activities," to require that mortgage banking entities recognize as a separate asset rights to service mortgage loans for others. Mortgage banking entities that acquire or originate loans and subsequently sell or Securitize those loans with retained servicing rights are required to allocate the total cost of the loans to the mortgage servicing rights and the mortgage loans. As a result of the adoption of SFAS No. 122, in the future the Company will recognize a greater amount of revenue at the time a loan is sold and a lesser amount of revenue during the time such loan is serviced. The Company is also required on an ongoing basis to assess the servicing rights for impairment based upon the fair value of those rights. SFAS No. 122 was adopted by the Company as of January 1, 1995, and resulted in additional income of approximately $3.9 million, included in loan origination and sale revenue, for the year ended December 31, 1995.

  In 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation," which encourages companies to account for stock compensation awards based on their fair value at the date the awards are granted. SFAS No. 123 does not require the application of the fair value method and allows for the continuance of current accounting method, which requires accounting for stock compensation awards based on their intrinsic value as of the grant date. However, SFAS No. 123 requires proforma disclosure of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in this Statement had been applied. The accounting and disclosure requirements of this statement are effective for financial statements for fiscal years beginning after December 15, 1995, though earlier adoption is encouraged. The Company, at this time, has not determined whether or not to adopt the recognition provisions of SFAS No. 123 with respect to the Stock Option Plan.

                                   BUSINESS

GENERAL

  First Alliance Mortgage Company, founded in 1971, originates, purchases, sells and services non-conventional mortgage loans secured primarily by first mortgages on single family residences. The Company focuses on a distinct segment of the home equity lending market by narrowly targeting its marketing efforts at homeowners believed by management of the Company, based on historic customer profiles, to be pre-disposed to using the Company's products and services and satisfying its underwriting guidelines. The Company originates loans through its centralized telemarketing operations, its direct mailing campaigns and its expanding retail branch network of 16 offices currently located in ten states. The Company also purchases loans from certain affiliated originators, and has recently begun to originate loans referred by unaffiliated brokers.

  The Company's customers, who principally use the loans from the Company to consolidate indebtedness or to finance other consumer needs rather than to purchase homes, consist of two primary groups. The first category of the Company's customers are individuals who are unable to obtain mortgage financing from banks, savings and loan institutions and other companies that have historically provided loans to individuals with favorable credit characteristics ("Conventional Lending Institutions"). These individuals often have impaired or unsubstantiated credit characteristics and/or unverifiable income and respond favorably to the Company's marketing. The Company's second category of customers consists of individuals who could qualify for loans from Conventional Lending Institutions but instead choose to use the Company's products and services. The Company's experience has shown that these individuals are attracted to the Company's high degree of personalized service and timely response to loan applications. The Company believes each category of customers generally is not adverse to paying the Company's loan origination fees and interest rates that are typically higher than the fees and rates charged by Conventional Lending Institutions.

  The Company believes its concentrated marketing effort on a potential customer pool that, based on historic customer profiles, displays a statistical pre-disposition for being consumers of the Company's products and services and satisfying the Company's underwriting guidelines provides a more efficient use of its marketing expenditures and leads to a higher marketing success rate than a broad indiscriminate marketing approach aimed at a wide array of homeowners. To produce these potential customer pools, the Company utilizes a proprietary marketing methodology that generally consists of the subjective analysis and comparison of certain statistical characteristics of its traditional customers. Management of the Company applies this analysis to information obtained from a number of outside sources with respect to new or existing markets to develop a list of homeowners who display characteristics that make them likely customers for the Company's products and services and acceptable underwriting risks. The Company then focuses its telemarketing and mailing efforts on these identified homeowners.

  The Company's ability to fund and subsequently Securitize loans in the secondary market has significantly improved its financial performance and allowed it to offer new and enhanced loan products. The Company believes that these benefits of Securitization, in conjunction with the Company's retail branch network expansion, have contributed significantly to the increase in the Company's loan origination volume to $216.6 million in 1995 from $93.6 million in 1992. The Company sells substantially all of its loans in the secondary market either through Securitization or, to a lesser extent, loan sales. Since the Company's initial use of Securitization in 1992 and through March 31, 1996, the Company has effected the majority of its loan sales through Securitizations; during such period approximately $751.5 million of loans were Securitized and sold by the Company. The Company anticipates selling a significant portion of its loan origination volume during 1996 and thereafter through Securitizations. The Company intends to hold the residual interests in its Securitizations until their maturity. Accordingly, the Company's policy has been to require threshold credit criteria and combined loan-to-value limits for loans included in the REMIC Trusts. The Company sells a smaller amount of its loans through servicing released sales of whole loans that do not meet the Company's risk criteria for inclusion in the REMIC Trusts. When the marketing representatives of the Company originate a potential loan that does not meet the underwriting guidelines of the Company, the Company sells the loan to unaffiliated companies on a servicing-released basis, allowing the Company to generate origination fees without incurring credit risk. The Company continues to service the loans that it has sold through Securitizations and to private investors.

  The Company's loan originations during the years ended December 31, 1995, 1994 and 1993 were $216.6 million, $221.9 million and $ 195.9 million, respectively. The Company's retail loan originations during the year ended December 31, 1995 had an average principal balance of $68,784, a weighted average initial interest rate of 10.4%, and a weighted average initial combined loan-to-value ratio of 58.6%.

MARKETING AND SALES

  Marketing

  The Company's marketing efforts are designed to identify, locate and focus on individuals who, based on the Company's historic customer profiles, display a statistical pre-disposition for being a consumer of the Company's products and services and satisfying the Company's underwriting guidelines. The Company believes its focused marketing effort provides a more efficient use of its marketing expenditures and leads to a higher marketing success rate than a broad indiscriminate marketing approach aimed at a wide array of homeowners.

  The Company utilizes a proprietary marketing methodology. Under this proprietary marketing methodology, management subjectively analyzes the Company's historical customer base to find characteristics common to its customers. The Company analyzes these common characteristics and integrates them with information obtained from a number of outside sources with respect to the homeowner pool in new or existing markets. Management compares the characteristics of individual homeowners and their properties in the homeowner pool with the characteristics common to the Company's historical base to identify and locate homeowners and their properties ("Targeted Homeowners") displaying characteristics that make them likely to be customers for the Company's products and services and to satisfy its underwriting guidelines.

  In general, the factors analyzed by the Company in the Company's subjective analysis include credit characteristics, prior consumer finance borrowing, home value, the amount of equity in the home and the length of time a homeowner has owned the home. Credit problems, a lack of a significant credit history and prior borrowings from consumer finance companies indicate a homeowner is unlikely to be able to obtain loans from Conventional Lending Institutions, and thus is a more likely candidate for the Company's products and services. Similarly, the Company's experience indicates that a longer ownership period usually results in significant equity in the home for the homeowner, creating an opportunity for a loan that will satisfy the Company's conservative loan-to-value requirements.

  Management continually refines the Company's proprietary marketing methodology. The Company uses statistical models from time to time, but management may adjust the variables to more accurately identify potential customers in a given market. The Company continually monitors the performance of its marketing campaigns in evaluating the effectiveness of its methodology in identifying Targeted Homeowners in each market.

  While the Company has utilized mass marketing in the past, management believes that focusing its marketing efforts on Targeted Homeowners produces a greater yield for its marketing expenditures and leads to more opportunities for loan origination. The Company believes the majority of the Targeted Homeowners who become customers of the Company generally use the proceeds of their loans from the Company to consolidate outstanding mortgage and consumer debt, lower their monthly payments or make home improvements, and rarely purchase homes with the proceeds of such loans.

  Targeted Marketing

  By focusing its marketing efforts on Targeted Homeowners who, based on the Company's historic customer profile, are statistically pre-disposed to satisfy the Company's underwriting guidelines, the Company eliminates from its marketing efforts many homeowners and subject properties that would not satisfy such guidelines. The Company's marketing personnel, including telemarketing staff, appraisers, loan officers, branch managers and headquarters personnel are trained to be aware of the Company's underwriting guidelines and, as described below, review each loan lead to eliminate Targeted Homeowners whose overall qualifications and properties would not satisfy such guidelines. Any information produced by the Company's focused marketing efforts that is inconsistent with the Company's underwriting guidelines is immediately referred for a fee to other mortgage companies.

  Mailing Campaigns and Telemarketing

  The Company's mailing and telemarketing campaigns focus on the Targeted Homeowners generated by the Company's proprietary marketing methodology. The Company targets the communities surrounding its 16 retail branch offices by utilizing many different mailing campaigns focusing on the multiple benefits of the Company's services and loan products. The Company distributes over 1 million pieces of mail monthly. All of the Company's mailing campaigns originate from its mail processing center in Orange, California. The Company's mailing campaigns result in over 4,000 inbound loan inquiry calls from Targeted Homeowners monthly. The Company continually monitors the effectiveness of each of its mailing campaigns and will continue, modify or discontinue a particular mailing campaign based on the results of such monitoring.

  The Company's telemarketing department handles both inbound and outbound calls from and to Targeted Homeowners and existing customers. Substantially all of the inbound calls are from Targeted Homeowners responding to the Company's mailing campaigns. The Company monitors the effectiveness of each mailing campaign by tracking which campaign is the source of each inbound call. The outbound telemarketing department uses computerized predictive dialers to continually solicit the Targeted Homeowners and the Company's current customers. Telemarketing representatives also place follow up calls to prospective borrowers who have previously set and canceled appointments to have a Company appraiser visit and inspect the subject property and obtain information about the applicant (an "Appraisal Appointment"), failed to show up for an appointment with a loan officer in a retail branch office to prepare loan documents (a " Sales Appointment") or declined a loan program offered to them by the Company.

  The Company understands its practice to be different from that of its competitors in that the centralized telemarketing department at the Company's facilities in southern California handles all screening and produces all initial Appraisal Appointments with the Targeted Homeowners. The centralized telemarketing department, not the branch office personnel, is responsible for converting loan inquiries into appointments. The Company believes its centralized telemarketing practice creates greater operating efficiencies by allowing task specialization and periodic reallocation of telemarketing resources to meet geographic needs.

  The telemarketing representative's responsibility is to sell the benefits of the Company's products and services, obtain information from the Targeted Homeowner about themselves, the subject property, the equity in the subject property and the purpose of the loan, and, assuming this initial information satisfies the Company's underwriting guidelines, to schedule an Appraisal Appointment. By focusing on the equity in the subject property, the telemarketing phase screens out Targeted Homeowners and properties whose characteristics would not satisfy the Company's underwriting guidelines.

  Individual telemarketing representatives are rated and compensated based on the number of Appraisal Appointments set. The Company monitors the performance of its telemarketing staff on a weekly and monthly basis.

  Appraisal

  The Company's valuation process occurs throughout the loan application process. In some cases, the first stage valuation occurs immediately after a telemarketing representative sets an Appraisal Appointment. Staff at the Company's headquarters gathers publicly available information with respect to recent sales of comparable properties in the same area as the subject property. The value of the subject property is verified by the comparable sales data. Only inquiries of applicants that satisfy this stage of the initial underwriting process will be verified and forwarded to the respective branches for Appraisal Appointments.

  The property is appraised typically within two days of the initial telemarketing contact and provides a valuable marketing opportunity. This appraisal is the applicant's first face-to-face contact with the Company's representatives and the Company stresses to its appraisers the importance of the marketing aspect of their positions. The appraiser's responsibilities are to obtain additional information and required documentation about the applicant, perform a complete inspection of the subject property , and schedule a Sales Appointment. The appraiser gathers and delivers to the branch office the applicant's relevant documents, including the current mortgage documents, if any, the title to the subject property and credit history information.

  Appraisers at the Company's headquarters, not third party fee appraisers, perform a review of the property appraisal on the following loan applications:
(i) all properties with a market value above $150,000, (ii) all loans with a loan-to-value ratio of equal to or greater than 62%, (iii) all loan applications prepared by a new branch office for the first 90 days of its existence, (iv) all income properties, and (v) all non-California loans with a loan-to-value ratio equal to or greater than 55% or with values less than $100,000 not otherwise reviewed.

  Unlike many of its competitors, the Company does not use independent fee-based appraisers. Instead, the Company recruits, hires and trains its own field and desk appraisers. In connection with the Securitization of the Company's loans, independent appraisers have conducted appraisals of a sample of the subject properties that are the collateral for the Securitized loans. The appraisals performed by the Company's appraisers have been within 1.5% of the aggregate appraisal values on Securitization pools to date as calculated by the independent appraisers.

  The Company hires certified appraisers in those states which require such designation. Individual appraisers are rated and incented based on the number of Sales Appointments set and the ongoing quality of the appraisals performed. The Company monitors the performance of its appraisers on a weekly and monthly basis.

  Loan Production

  The retail branch offices are responsible for the sales process that, if successful, converts the Sales Appointments set by the appraisers into packaged and underwritten loan files to be submitted to the Company's quality control departments. Each Sales Appointment allows the sales personnel to clearly determine the applicant's need for financing, tailor a loan program to fit the applicant's financial needs, continue to underwrite the loan package and provide to the applicant a choice of loan products and a detailed explanation thereof.

  The loan officer utilizes a loan origination software system developed by the Company to preliminarily determine an applicant's qualification for the various products of the Company, and the terms that will be applicable to such products. The loan origination system incorporates the Company's underwriting guidelines with respect to the relevant collateral, credit quality, character, and capacity to repay. For over a decade, the Company has relied upon a proprietary credit scoring system in its underwriting process. Prior to each Sales Appointment, the retail branch loan officer or branch manager will run a credit report for each applicant and determine the applicant's overall credit score. All accounts on an applicant's credit report, including mortgage loans, are reviewed and assigned a value based on the performance of the account. Based upon applicants' credit scores, they are preliminarily designated as an "A", "B", "C" or "D" risk. This designation is reviewed by the Company's centralized quality control department during the final underwriting phase. See "Business--Underwriting."

  Once an applicant has agreed to the terms of the proposed loan, loan documents reflecting such terms are executed by such applicant in two distinct phases in accordance with the requirements of the Home Ownership Equity Protection Act of 1994 and forwarded to the Company's centralized quality control department.

  The typical retail branch consists of a branch manager, one to two loan officers, one to two appraisers and one to two loan processors. The Company generally recruits and hires its managers and loan officers in the location of the branch office. The Company focuses on the professional sales experience of candidates for loan officer positions. Candidates are required to submit evidence of substantial recent personal income from sales employment. The interviewing process includes a panel interview that requires candidates to perform a simulated loan presentation utilizing the Company's proprietary sales script. Loan officer and branch manager candidates are required to successfully complete four weeks of sales and technical training to learn the Company's sales presentation and procedure prior to their placement in a retail branch. Existing retail branch sales personnel return to corporate headquarters quarterly for continuing sales training.

  Loan officers and branch managers are rated and compensated based on the number of loans signed, approved by the loan committee and closed. The Company strives to develop its loan officers and to promote the most qualified loan officers to branch managers. The Company monitors the performance of its loan officers and branch managers on a weekly and monthly basis.

  Repeat Business and Preservation of Loan Portfolio

  A significant number of the Company's borrowers are repeat borrowers. Once a loan is funded, the Company maintains a relationship with its borrowers to ensure borrower satisfaction and to respond to any future borrowing needs.

  Many competitors in the Company's markets obtain publicly available information with respect to the Company's borrowers and solicit such borrowers for additional borrowing or refinancing. The Company believes its portfolio refinancing programs allow it to retain a significant number of borrowers who might otherwise have obtained additional borrowing or refinanced their existing mortgages with the Company's competitors.

  Use and Qualifications of Originators

  The Company from time to time purchases the originations of two affiliated mortgage originators. The Company has guidelines with respect to such purchases. The Company has entered into a mortgage loan purchase agreement with each originator prior to purchasing loans. Under its mortgage loan purchase agreement, each originator is generally required to have a specified minimum level of experience in originating non-conventional mortgage loans, and provide representations, warranties, and buyback provisions identical to the representations and warranties required of the Company for the Securitization of its own loan originations. The Company purchases loans from the affiliated originators at market terms and Securitizes such loans in order to maximize its return. See "Related Transactions." In addition, the Company has recently begun to originate loans referred by unaffiliated brokers.

UNDERWRITING

  The Company believes its underwriting process begins with the marketing of its products and services. The Company has designed its marketing programs to screen out each time information is gathered during its marketing efforts those homeowners and subject properties that do not meet the Company's underwriting guidelines. As an integral part of its marketing programs, the Company trains its telemarketing representatives, appraisers and loan officers to assess each loan application and subject property against the Company's underwriting guidelines.

  The main underwriting and quality control functions are centralized at the Company's headquarters. The most significant of the Company's underwriting functions at headquarters are performed by senior management. The Company maintains a quality control department and a loan committee. Each loan application file is reviewed by the Company's loan committee. The loan committee works in conjunction with the quality control department to provide a final review of the underwriting and the terms of the potential loan. The Company strives to process each loan application received from its retail branch network as quickly as possible in accordance with the Company's loan application approval procedures. Accordingly, most loan applications receive decisions within three days of receipt and are funded within ten days of approval.

  Each retail branch office submits executed initial applications to the quality control department. The quality control department reviews in its entirety every loan file originated by the retail branch offices as well as wholesale originators. Loan files are reviewed for completeness, accuracy, and compliance with the Company's underwriting criteria and applicable governmental regulations. Based on their initial review, quality control personnel inform branch office personnel of additional requirements that must be fulfilled to complete the loan file, such as additional proof of income.

  After a full review by quality control personnel, each initial loan application file is forwarded to the loan committee for approval. These documents are again subjected to a full review. Loans that clearly conform to the Company's underwriting guidelines are approved at the first level. Loans that present certain underwriting issues are forwarded to senior underwriting personnel.

  The decision of the loan committee to approve a loan is based upon a number of factors, including the appraised value of the property, the applicant's creditworthiness and the Company's perception of the applicant's ability to repay the loan. With respect to the value of the collateral, generally, loans secured by first mortgages are limited to a maximum of 75% loan-to-value ratio; however, the Company will originate loans with a loan-to-value ratio of up to 85% for loans expected to be sold. Loans secured by second mortgages are limited to a maximum of 70% loan-to-value ratio. With respect to creditworthiness, the Company has established classifications with respect to the credit profiles of loans and subject properties based on certain of the applicant's characteristics. Each loan application is placed into one of the Company's four ratings ("A" through "D," with subratings within those categories), depending upon the following three primary factors: (i) an applicant's credit score under the Company's proprietary credit scoring system, which uses information obtained from national credit bureau reports,
(ii) loan-to-value ratios and (iii) debt-to-income ratios. Terms of loans made by the Company vary depending upon the classification of the application. Applications with lower classifications generally are subject to higher interest rates. A loan application must obtain the following thresholds with respect to each of the three primary factors to be included in the particular ratings shown below:

                                        "A"    "B"   "C"  "D"
                                       ------ ----- ----- ----
      Borrower Credit Score            100-87 86-64 63-36 35-0
      Maximum of Loan-to-Value          75%    73%   72%  65%
      Maximum of Debt-to-Income Ratio   40%    49%    59%  65%

  While the Company primarily analyzes the three factors noted above, the Company also reviews other factors to determine whether an application will be subject to a higher interest rate than the interest rate applicable to the rating under which such application has initially been placed. These include factors such as an unsubstantiated employment history, a recent foreclosure proceeding, a number of recent delinquent payments on an existing mortgage, a recent bankruptcy filing, the presence of a senior mortgage or zoning restrictions on the subject property or a loan-to-value ratio in excess of 71%.

  Based on this analysis, the loan committee approves, rejects or restructures the proposed loan. Any information produced by the Company's focused marketing efforts that is inconsistent with the Company's guidelines with respect to such factors is immediately referred for a fee to independent mortgage companies.

  The following table reflects the risk classification for the Company's loan originations and purchases for the year ended December 31, 1995.

 CLASSIFICATION OF LOAN ORIGINATIONS AND PURCHASES FOR THE YEAR ENDED DECEMBER
                                   31, 1995

                 LOAN                        TOTAL         % OF      WEIGHTED
            CLASSIFICATION           (AMOUNT IN THOUSANDS) TOTAL  AVERAGE COUPON
            --------------           --------------------- -----  --------------
   "A" Risk.........................       $132,033         54.4%       9.8%
   "B" Risk.........................         48,793         20.1       10.4
   "C" Risk.........................         42,488         17.5       11.3
   "D" Risk.........................         19,441          8.0       11.9
                                           --------        -----
     Total..........................       $242,755        100.0%      10.3%
                                           ========        =====

RECENT LOAN ORIGINATIONS AND PURCHASES

  The following table highlights certain selected information relating to the origination of loans by the Company during the periods shown.

                        LOAN ORIGINATIONS AND PURCHASES

                                                          FOR THE YEAR ENDED
                                                             DECEMBER 31,
                                                          --------------------
                                                            1994       1995
                                                          ---------  ---------
   Type of property securing loan:
     Single family.......................................      92.4%      95.0%
     Multi family........................................       5.4        2.7
     Planned Unit Development and Other..................       2.2        2.3
                                                          ---------  ---------
   Total.................................................     100.0%     100.0%
                                                          =========  =========
   Type of mortgage securing loan:
     First mortgage......................................      95.4%      94.5%
     Second mortgage.....................................       4.4        5.4
     Third mortgage......................................        .2         .1
                                                          ---------  ---------
   Total.................................................     100.0%     100.0%
                                                          =========  =========
   Weighted average interest rate........................       8.7%      10.3%
   Weighted average initial combined loan-to-value ra-
    tio(1)...............................................      56.2%      59.4%

- --------
(1) The loan-to-value ratio of a loan secured by a senior mortgage is determined by dividing the amount of the loan by the appraised value of the mortgaged property at origination. The combined loan-to-value ratio of a loan secured by any junior mortgage is determined by taking the sum of the loan secured by such mortgage and any senior mortgages and dividing by the appraised value of the mortgaged property at origination.

FINANCING AND SALE OF LOANS

  The Company finances the origination and purchase of loans with borrowings under the Warehouse Financing Facility and internally generated cash flows. See "Liquidity and Capital Resources" for a discussion of the basis for positive operating cash flows. Securitization allows the Company to manage its credit risk and cash flow and diversify its exposure to the potential volatility of the capital markets. In addition, the Company sells on a servicing released basis those loans that do not meet its criteria for Securitization. Following the Public Offering, the Company will continue to rely on these sources of capital, in addition to the proceeds of the Public Offering, to finance its operations.

 Warehouse Financing Facility

  The Company has a secured revolving line of credit of up to $125 million. Under the Warehouse Financing Facility, the Company may borrow and repay during the 90-day revolving period up to $125 million.

Advances under the Warehouse Financing Facility bear interest at .875% over 30 day LIBOR. Amounts borrowed under the Warehouse Financing Facility and not used to originate or purchase loans that are included in a Securitization in which the lender under the Warehouse Financing Facility is the underwriter are subject to an additional fee equal to 25 basis points of such borrowings. The Warehouse Financing Facility contains affirmative, negative and financial covenants typical of such credit facilities.

  The Company recently completed negotiations on a letter of intent with another lender with respect to a supplemental warehousing facility (the "Supplemental Warehousing Facility") in the amount of $25 million. Advances under the Supplemental Warehousing Facility will bear interest at .80% over 30 to 90 day LIBOR.

  Securitization

  The Company's Securitization program is an integral part of the Company's business plan because it allows the Company to increase its loan origination and purchase volume, more efficiently service its Servicing Portfolio and reduce the risks associated with interest rate fluctuations. Since the Company's initial use of Securitization in 1992 and up through March 31, 1996, the Company has sold $751.5 million of loans through nine publicly underwritten and two privately placed Securitizations, all of which were rated "AAA/Aaa." During the year ended December 31, 1995, the Company Securitized $167.9 million or 69.2% of its loan origination and purchase volume, representing 77.2% of the Company's total gain on sale of loans for that period. The Company currently intends to complete quarterly Securitizations either in private placements or in public offerings.

  In a Securitization, the Company sells a pool of loans to a REMIC Trust in exchange for Residual Interests and Regular Interests. While the Company retains the Residual Interests, it immediately sells the Regular Interests and uses the proceeds to repay borrowings under the Warehouse Financing Facility to finance the pool of loans. The holders of the Regular Interests are entitled to receive scheduled principal collected on the pool of Securitized loans and interest at the pass-through interest rate on the certificate balance. The Residual Interests held by the Company represents the subordinated right to receive cash flows from the pool of Securitized loans after payment of the required amounts to the holders of the Regular Interests and the costs associated with the Securitization. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Certain Accounting Considerations" for a discussion of the Company's accounting treatment of the gain on sale of loans and other aspects of its Securitizations.

  To improve the level of profitability from the sale of Securitized loans, the Company arranges for credit enhancement to achieve an improved credit rating on the Regular Interests issued. This credit enhancement generally takes the form of an insurance policy, issued by a monoline insurance company, insuring the holders of the Regular Interests of timely payment of the scheduled pass-through interest and principal. In addition, the pooling and servicing agreements that govern the distribution of cash flows from the loan pool included in the REMIC Trusts typically require overcollateralization as an additional means of credit enhancement. Overcollateralization requires an initial deposit, the sale of loans at less than par or retention in the REMIC Trust of collections from the pool until a specified overcollateralization amount has been attained. This retention of excess cash flow creates a faster amortization of the scheduled balance of the Regular Interests than the amortization of the principal balance of the Securitized loan pool. The purpose of the overcollateralization is to provide a source of payment in the event of higher than anticipated credit loss. Losses resulting from defaults by borrowers on the payment of principal or interest on the loans in the Securitized pool will reduce the overcollateralization to the extent that funds are available and may result in a reduction in the value of the Residual Interests held by the Company. If payment defaults exceed the amount of overcollateralization and current excess cash flow, the insurance policy will pay any further losses experienced by holders of the Regular Interests in the related REMIC Trust. In the event of a shortfall, the insurance policy for such Securitization pays interest when due and all principal.

  Generally, the Company sells to the REMIC Trust, the loans at face value except when it sells loans at less than par for overcollateralization purposes and without recourse except that certain representations and warranties with respect to the loans are provided by the Company. The Company may be required either to repurchase or to replace loans that do not conform to such representations and warranties. To date, the Company has not been required under the pooling and servicing agreements to substitute or repurchase any loans sold in completed Securitizations.

  The Company retains the servicing rights to the loans it Securitizes. The Company also receives prepayment and other fees on Securitized loans.

  Interest Rate Risk Management

  The Company's profitability is in part determined by the difference, or "spread," between the effective rate of interest received on the loans originated or purchased by the Company and the interest rates payable under its Warehouse Financing Facility during the Warehousing period or for Regular Interests issued in Securitizations. The spread can be adversely affected after a loan is originated or purchased and while it is held during the Warehousing period by increases in the interest rate demanded by investors in Securitizations. In addition, because the loans originated or purchased by the Company have fixed and variable rates, the Company bears the risk of narrowing of the spread because of interest rate increases during the period from the date the loans are originated or purchased until the closing of the sale or Securitizations of such loans.

  The Company from time to time may utilize various hedging strategies. These strategies may include selling short and selling forward United States Treasury securities and prefunding loan originations in its Securitizations, as well as forward sales of mortgage loans or mortgage-backed securities, interest rate caps and floors and buying and selling of futures and options on futures. The nature and quantity of hedging transactions are determined by the Company's management based on various factors, including market conditions and the expected volume of mortgage loan originations and purchases.

  Wholesale Loan Sales

  Certain loans originated or purchased by the Company are not chosen for inclusion in a REMIC Trust. These loans may include loans with higher than acceptable loan-to-value ratios or loans that have unacceptable credit risk. The Company will originate these loans because it earns the origination fees and will sell such loans on a servicing released basis in order to avoid credit risk related to such loans. During the year ended December 31, 1995, the Company sold $51.5 million, or 21.2%, of its loan origination and purchase volume through loan sales in which servicing rights are transferred. The Company anticipates that it will continue to sell certain loans on a wholesale basis.

  Private Investor Sales

  Prior to 1992, the Company sold its loan origination volume to private investors. Since the Company's utilization of Securitization in 1992, its use of loan sales to private investors has declined. The Company has retained the servicing rights to the loans it has sold to private investors. The Company does not anticipate selling more than an insignificant amount of its loan origination or purchase volume to private investors in the future.

SERVICING

  The Company retains the right to service the loans it originates and purchases (other than loans sold through wholesale loan sales). Loan servicing includes collecting payments from borrowers, remitting payments to investors who have purchased the loans, investor reporting, accounting for principal and interest, contacting delinquent borrowers, conducting foreclosure proceedings and disposing of foreclosed properties. The Company's Servicing Portfolio includes 8,809 loans with an outstanding balance of $613.8 million as of December 31, 1995. The Company receives servicing fees ranging from .50% to 2.5% per annum for fixed rate loans and .50% to 1.0% per annum for adjustable rate loans, based upon the outstanding balance of the pool of loans in a REMIC Trust for its duties relating to the accounting for and collection of the loans. The Company currently services only Company originated or purchased loans and does not service outside loans. Revenue generated from loan servicing amounted to 14.5% of total revenues for the year ended December 31, 1995.

  The Company has recently installed a sophisticated computer-based loan servicing software that it believes enables it to provide effective and efficient processing of loans. The system, which is able to service fixed and adjustable rate loans, provides the Company with, among other things, payment-processing, cashiering, collection and reporting functions.

  The Company believes its aggressive collection practices contribute to the relatively low loss rates on its Servicing Portfolio. The following table illustrates the time line of the Company's collection practices, assuming (i) the loan is originated in California and (ii) a ten day grace period applies by contract or under applicable law:


 TIME                                                  EVENT
 ----                                                  -----
 1st day of the month                                  Borrower loan payments
                                                       due
 11th day of the month                                 Payment not received is
                                                       late
 13th day of the month                                 Notice of past due
                                                       payment mailed to
                                                       borrower
 20th day of the month                                 Foreclosure notice
                                                       mailed to borrower
 26th day of the month                                 Final notice mailed to
                                                       borrower
 42 days after due date                                File forwarded to
                                                       foreclosure department
                                                       which records notice of
                                                       default on 45th day of
                                                       delinquency
 After notice of default or similar notice is recorded Borrower informed of status and the Company's
                                                       reinstatement period
                                                       dates
 During the Company's reinstatement period             Pre-foreclosure
                                                       appraisal performed
 End of the Company's reinstatement period             Notice of sale recorded
                                                       and trustee's sale date
                                                       scheduled Property sold
                                                       to third party or
                                                       acquired on behalf of
                                                       the Company

  The borrower is contacted by telephone subsequent to recording the notice of default to inform the borrower of the situation and of the date that will permit a sale of the subject property by the trustee. If the borrower does not bring the loan current within the the Company's reinstatement period, a notice of sale is published and a trustee's sale date is scheduled. During this period of time, the Company performs a pre-foreclosure appraisal of the property to determine whether changes in the value of the property have occurred since the date of origination. If the loan is not reinstated, the property is either sold to a third party at the trustee's sale or acquired on behalf of the Company. The Company forecloses as quickly as state regulations allow. The Company contracts on a nationwide basis with an independent foreclosure service to facilitate the foreclosure process on properties located outside of California. For delinquent loans originated within California, the Company performs foreclosure procedures internally. Properties acquired by the Company ("REO") are managed by the Company with the objective of immediate refurbishment and sale.

  In other states, the Company's collection procedures described above may occur sooner or later depending upon state specific foreclosure regulations.

  In September 1993, the Company began originating adjustable rate loans. At that time, the Company contracted with a third party to sub-service all adjustable rate loan originations. Over the past year, the Company's acquisition of loan servicing software has enabled the Company to service adjustable rate loans and, as of October 1995, the Company terminated its sub-servicing contract with the third party. Effective February 1, 1996, the portion of the Company's loan portfolio previously sub-serviced was transferred to the Company.

  The Company's loan servicing software also allows the Company to track and maintain hazard insurance information. Periodic expiration reports list all policies scheduled to expire within 30 days. When policies lapse, a letter is issued advising the borrower of the lapse and that the Company will obtain force placed insurance at the borrower's expense. Additionally, the Company has a blanket insurance policy in place that provides coverage for the Company in the event that the Company fails to obtain force placed insurance in a timely manner upon expiration of the homeowner's policy.

  The following table provides data on delinquency experience and REO Properties for the Company's Servicing Portfolio.

                                                         AS OF
                                       -----------------------------------------
                                        DECEMBER 31, 1994    DECEMBER 31, 1995
                                       -------------------- --------------------
                                        (DOLLARS    % OF     (DOLLARS    % OF
                                           IN     SERVICING     IN     SERVICING
                                       THOUSANDS) PORTFOLIO THOUSANDS) PORTFOLIO
                                       ---------- --------- ---------- ---------
   Servicing Portfolio................  $555,685   100.00%   $613,791   100.00%
                                        --------   ------    --------   ------
   30-59 days delinquent..............  $  6,084     1.09%   $  8,339     1.36%
   60-89 days delinquent..............     4,471      .80       6,538     1.07
   90 days or more delinquent.........    13,589     2.45      21,002     3.42
                                        --------   ------    --------   ------
   Total delinquencies................  $ 24,144     4.34%   $ 35,879     5.85%
   REO (1)............................  $  3,704      .67%   $  4,051      .66%

- --------
(1) Includes REOs owned by the Company as well as REOs owned by REMIC Trusts and serviced by the Company; however, excludes private investor REOs not serviced by the Company.

  The following table provides data on loan loss experience on the Company's loans (in thousands).

                                         FOR THE YEAR ENDED FOR THE YEAR ENDED
                                         DECEMBER 31, 1994  DECEMBER 31, 1995
                                         ------------------ ------------------
   Average Servicing Portfolio balance
    outstanding (1).....................      $470,627           $584,738
   Net losses (2).......................            44                169
   As a percent of average Servicing
    Portfolio balance outstanding.......           .01%               .03%

- --------
(1) Average Servicing Portfolio balance equals the average of the Servicing Portfolio balance at the beginning and ending period.

(2) Net losses means actual net losses realized with respect to the disposition of the REO.

 Foreclosure

  Regulation and practices in the United States regarding the liquidation of properties (e.g., foreclosure) and the rights of the mortgagor in default vary greatly from state to state. Loans originated by the Company are secured by mortgages, deeds of trust, trust deeds, security deeds or deeds to secure debt, depending upon the prevailing practice in the state in which the property securing the loan is located. Depending on local law, foreclosure is effected by judicial action and/or non-judicial sale, and is subject to various notice and filing requirements. If foreclosure is effected by judicial action, the foreclosure proceedings may take several months.

  In general, the borrower, or any person having a junior encumbrance on the real estate, may cure a monetary default by paying the entire amount in arrears plus other designated costs and expenses incurred in enforcing the obligation during a statutory prescribed reinstatement period. Generally, state law controls the amount of foreclosure expenses and costs, including attorneys' fees, which may be recovered by a lender.

  There are a number of restrictions that may limit the Company's ability to foreclose on a property. A lender may not foreclose on the property securing a junior mortgage loan unless it forecloses subject to each senior mortgage, in which case the junior lender or purchaser at such a foreclosure sale will take title to the property subject to the lien securing the amount due on the senior mortgage. Moreover, if a borrower has filed for bankruptcy protection, a lender may be stayed from exercising its foreclosure rights. Also, certain states provide a homestead exemption that may restrict the ability of a lender to foreclose on residential property. In such states, the Company requires the borrower to waive his or her right of homestead. Such waivers of homestead rights may not be enforceable in certain states.

  Although foreclosure sales are typically public sales, frequently no third party purchaser bids in excess of the amount of the lender's lien. Such a lack of bidding is due to several factors, including the difficulty of determining the exact status of title to the property, the possible deterioration of the property during the foreclosure proceedings and the requirement that the purchaser pay for the property in cash or by cashier's check. Thus, the foreclosing lender often purchases the property from the trustee or referee for an amount equal to the principal amount outstanding under the loan, accrued and unpaid interest and the expenses of foreclosure. Depending upon market conditions, the proceeds of the subsequent resale by the Company may not be adequate to cover the Company's investment in the property. If, after determining that purchasing a property securing a loan will minimize the loss associated with the defaulted loan, the Company may bid at the foreclosure sale for such property or accept a deed in lieu of foreclosure.

  Prior to a foreclosure, the Company performs a foreclosure analysis with respect to the mortgaged property to determine the value of the mortgaged property and the bid that the Company will make at the foreclosure sale. This is based on (i) a current valuation of the property obtained through a drive-by appraisal conducted by an appraiser, (ii) an estimate of the sales price of the mortgaged property, (iii) an evaluation of the amount owed, if any, to a senior mortgagee and for real estate taxes and (iv) an analysis of marketing time, required repairs and other costs, such as real estate broker fees, that will be incurred in connection with the foreclosure sale.

  All foreclosures (except California) are managed by independent contractors located in the same state as the mortgaged property. Bankruptcies filed by borrowers are managed by local counsel retained by the Company for loans originated in California. For those loans originated outside California, bankruptcies filed by borrowers are managed by appropriate local counsel who are required to provide monthly reports on each loan file.

CURRENT MARKETS AND EXPANSION PLANS

 Current Markets

  The Company is licensed or registered to originate loans in ten states through its 16 retail branch offices. The Company believes that its strategy of originating loans through an extensive retail branch office network represents the most profitable loan origination strategy due to the significant level of loan origination fees earned by the Company. Additionally, such a strategy allows the Company to maintain its underwriting quality standards when compared to competitors using independent mortgage brokers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Although the Company is licensed to originate loans in ten states, it has historically concentrated its business in California. While this concentration has declined, California remains a significant part of the Company's business and has contributed 44.6% of the Company's total loan origination volume for the year ended December 31, 1995. Five of the branch offices are in California's major metropolitan areas. Expansion outside California began in late 1994. The number of retail branch offices within California has declined from a historical high of 11 in 1992 to five at December 31, 1995.

  The following table shows the geographic distribution of the Company's loan originations and purchases for the periods indicated.

          GEOGRAPHIC DISTRIBUTION OF LOAN ORIGINATIONS AND PURCHASES

                            YEAR ENDED DECEMBER 31,
                            -----------------------
                               1994         1995
                               -----        -----
      States
        California........      94.3%        43.0%
        Illinois..........       --          14.1
        Washington........       3.4         14.9
        Florida...........       0.1          8.1
        Colorado..........       0.4          6.7
        Oregon............       0.2          5.9
        Utah..............       --           2.5
        Arizona...........       0.4          1.7
        Georgia...........       0.2          2.7
        Others............       1.0          0.4
                               -----        -----
          Total: .........     100.0%       100.0%
                               =====        =====

 Nationwide and International Geographic Expansion

  The Company intends to expand its existing retail branch network in selected states on a nationwide basis. The Company currently plans to open at least four new retail branches per year. The Company has also recently organized a subsidiary under the laws of the United Kingdom to pursue retail originations and wholesale purchases in the United Kingdom. The Company's expansion strategy involves (i) identifying areas with demographic statistics that are comparable to existing markets where the Company has been successful in originating loans, (ii) understanding each new market's regulatory requirements and tailoring the Company's loan programs and practices to comply with such requirements and (iii) identifying and training branch managers and loan officers for each new retail branch.

  The Company believes that its products and services are best suited for those housing markets with home values near the national averages. After identifying a potential new market, the Company contracts with regional or national companies to gather publicly available information with respect to such market and to integrate such information with the Company's proprietary marketing methodology. These companies produce a list of Targeted Homeowners that the Company believes, based on its historic customer profile, are more likely to utilize the Company's products and services and satisfy the Company's underwriting guidelines than the average homeowner. The Company then focuses its marketing efforts in the new market on the Targeted Homeowners identified on the list.

  The Company has generally entered short term leases for the offices and purchased the equipment and materials necessary to start a new retail branch. The Company has usually recruited and hired the personnel required to staff the branch from the new market. Managers of new branches are generally managers of existing branches or loan officers promoted from existing branches. Personnel from headquarters or individuals with previous experience at the Company's branches spend some time at the new branch training the new personnel. The Company plans to continue these practices in any future expansion.

 First Alliance Credit Card

  The Company is currently exploring the feasibility of a real estate secured credit card. This card will be secured by the residence owned by the card holder. The Company expects the card may be popular with its customers due to the ease of application and the deductibility, in most cases, for Federal and state income tax purposes of interest charged on the card. Conventional secured credit cards require the borrower to secure the amount of credit extended with cash or other deposits at financial institutions.

  The Company expects to market the card initially to its existing customer base. The card will be marketed in a similar manner to that utilized for its mortgage products. As such, the incremental cost of marketing this product is expected to be minimal.

COMPETITION

  As a consumer finance company, the Company faces intense competition. Traditional competitors in the financial services business include other mortgage banking companies, mortgage brokers, commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors in the consumer finance business are substantially larger and have considerably greater financial, technical and marketing resources than the Company. Competition can take many forms including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, loan origination fees, and interest rates. In addition, the current level of gains realized by the Company and its existing competitors on the sale of loans could attract additional competitors into this market with the possible effect of lowering gains on future loan sales owing to increased loan origination competition.

  The Company believes that it is able to compete on the basis of providing prompt and responsive service, consistent underwriting and competitive loan programs to borrowers whose needs are not met by Conventional Leading Institutions.

REGULATION

  The Company's business is subject to extensive regulation at both the Federal and state level. Regulated matters include loan origination, credit activities, maximum interest rates and finance and other charges, disclosure to customers, the terms of secured transactions, the collection, repossession and claims handling procedures utilized by the Company, multiple qualification and licensing requirements for doing business in various jurisdictions and other trade practices.

  TRUTH IN LENDING. The Truth in Lending Act ("TILA") and Regulation Z promulgated thereunder contain certain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them the ability to compare credit terms. TILA also guarantees consumers a three day right to cancel certain credit transactions including loans of the type originated by the Company. Management of the Company believes that it is in compliance with TILA in all material respects. If the Company were found not to be in compliance with TILA, aggrieved borrowers could have the right to rescind their loans and to demand, among other things, the return of finance charges and fees paid to the Company.

  In September 1994, the Riegle Act was enacted. Among other things, the Riegle Act makes certain amendments to TILA (the "TILA Amendments"). The TILA Amendments generally apply to mortgage loans (other than mortgage loans to finance the acquisition or initial construction of a dwelling) with (i) total loan origination fees and other fees upon origination in excess of the greater of eight percent of the total loan amount or a certain dollar amount (currently $400) or (ii) an annual percentage rate of more than ten percentage points higher than comparably maturing U.S. treasury securities ("Covered Loans"). The Company estimates that substantially all of the loans currently originated or purchased by the Company are Covered Loans.

  The TILA Amendments impose additional disclosure requirements on lenders originating Covered Loans and prohibit lenders from engaging in a pattern or practice of originating Covered Loans that are underwritten solely on the basis of the borrower's home equity without regard to the borrower's ability to repay the loan. As the Riegle Act became effective on October 1, 1995, the Company believes that only a small portion of loans originated in fiscal year 1995 are of the type that, unless modified, are prohibited by the TILA Amendments. The Company will apply to all Covered Loans underwriting criteria that take into consideration the borrower's ability to repay.

  The TILA Amendments also prohibit lenders from including prepayment fee clauses in Covered Loans to borrowers with a monthly debt-to-income ratio in excess of 50% or Covered Loans used to refinance existing loans originated by the same lender or an affiliate of such lender. The Company reported $3.2 million, $3.1 million and $2.6 million in prepayment fee revenue in fiscal year 1995, 1994 and 1993, respectively. The Company will continue to collect prepayment fees on loans originated prior to the October 1995 effectiveness of the TILA Amendments and on non-Covered Loans as well as on Covered Loans in permitted circumstances. Because compliance with the TILA Amendments was not required until October 1995, the level of prepayment fee revenue is unlikely to be substantially affected in fiscal year 1996, but the level of prepayment fee revenue may decline in future years. The TILA Amendments impose other restrictions on Covered Loans, including restrictions on balloon payments and negative amortization features, which the Company does not believe will have a material impact on its operations.

  OTHER LENDING LAWS. The Company is also required to comply with the Equal Credit Opportunity Act of 1974, as amended ("ECOA"), which prohibits creditors from discriminating against applicants on certain prohibited bases, including race, color, religion, national origin, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. Among other things, it also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for loans increases as a result of information obtained from a consumer credit agency, another statute, the Fair Credit Reporting Act of 1970, as amended, requires lenders to supply the applicant with the name and address of the reporting agency. In addition, the Company is subject to the Fair Housing Act and regulations thereunder, which broadly prohibit certain discriminatory practices in connection with the Company's business. The Company is also subject to the Real Estate Settlement Procedures Act of 1974, as amended, and the Home Mortgage Disclosure Act.

  In addition, the Company is subject to various other Federal and state laws, rules and regulations governing, among other things, the licensing of, and procedures which must be followed by, mortgage lenders and servicers, and disclosures which must be made to consumer borrowers. Failure to comply with such laws, as well as with the laws described above, may result in civil and criminal liability.

ENVIRONMENTAL MATTERS

  To date, the Company has not been required to perform any investigation or clean up activities, nor has it been subject to any environmental claims. There can be no assurance, however, that this will remain the case in the future.

  In the course of its business, the Company has acquired and may acquire in the future properties securing loans that are in default. Although the Company primarily lends to owners of residential properties, there is a risk that the Company could be required to investigate and clean up hazardous or toxic substances or chemical releases at such properties after acquisition by the Company, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, the owner or former owners of a contaminated site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such property.

EMPLOYEES

  As of March, 31 1996, the Company had a total of 280 employees, six of whom were part-time employees and 274 of whom were full-time employees. The Company has 165 employees working at its corporate headquarters. None of the Company employees are covered by a collective bargaining agreement. The Company considers its relations with its employees to be good.

PROPERTIES

  The Company's corporate headquarters are located at 17305 Von Karman Avenue, Irvine, California 92714, where the Company leases from a partnership beneficially owned by Brian and Sarah Chisick approximately 40,000 square feet of office space. See "Certain Transactions--Lease Agreement with Chisick." The lease expires on January 31, 2003, and the Company has an option to renew the lease for five years. The Company also leases office space for its 16 retail branch offices in ten states. The average size of these retail branches is approximately 1,600 square feet, with an annual average base rent of approximately $31,800. The Company believes its facilities are both suitable and adequate for the current business activities conducted at its corporate headquarters and at its existing retail branch offices.

LEGAL PROCEEDINGS

  The Company is a party to various routine legal proceedings arising out of the ordinary course of its business. Management believes that none of these actions, individually or in the aggregate, will have a material adverse affect on the results of operations or financial condition of the Company.

  In December 1989, a class action suit was filed on behalf of certain borrowers related to the origination of loans by the Company. The Company, without admitting to any wrong-doing, agreed to settle the case in December 1994. The terms of the settlement provide cash distributions to the plaintiffs in the amount of $6,850,000, which is to be paid out over a three-year period and secured by a pledge of cash collateral. As of March 31, 1996, remaining future payments to plaintiffs totaled approximately $1,833,000.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The Board of Directors is divided into three classes: Class I, Class II and Class III. Each director serves for a term ending following the third annual meeting following the annual meeting at which such director is elected and until his or her successor is elected. The terms of office of directors in Class I, Class II and Class III end following the annual meetings in 1997, 1998 and 1999, respectively. The following table sets forth the name, age and position with the Company of each person who is an executive officer or director of the Company.

                  NAME                  AGE  POSITIONS WITH THE COMPANY   CLASS
                  ----                  ---  --------------------------   -----
 Brian Chisick.........................  57 President, Chief Executive
                                            Officer and Director            II

 Sarah Chisick.........................  55 Vice President and Director     II

 Peggy A. Tom..........................  54 Vice President, Foreclosure,
                                             Legal and Collections

 Mark K. Mason.........................  37 Executive Vice President,
                                             Chief Financial Officer
                                             and Nominee for Director        I

 John M. Michel........................  36 Vice President, Finance

 Jeffrey W. Smith......................  34 Executive Vice President,
                                             Sales and Marketing
                                             and Nominee for Director        I
 Bruce Bollong.........................  48 Vice-President,
                                             Administration

 Patricia G. Sullivan..................  50 Vice President, Staff
                                            Development

 Catalina Arellano.....................  44 Vice President, Processing
                                             and Disbursement

 Beverly Allen.........................  43 Vice President, Loan
                                            Servicing

 Randall K. McPhillips.................  38 Vice President, Portfolio
                                            Refinancing Operations

 Merrill Butler........................  71 Nominee for Director           III

 George Gibbs, Jr. ....................  65 Nominee for Director           III

 Albert L. Lord........................  50 Nominee for Director           III

  The name and business experience during the past five years of each director and executive officer of the Company are described below.

  Brian Chisick has been the Chairman of the Board, Chief Executive Officer and President of the Company since its founding in 1971. Mr. Chisick has held a real estate broker's license since 1971. In 1985, Mr. Chisick was Vice President of the Mortgage Brokers Institute, a statewide trade association of over 120 mortgage brokers and served as a member of the legislative committee of the Mortgage Brokers Institute.

  Sarah Chisick has been Vice President and a Director of the Company since 1971. Her duties have included projects in the loan servicing, foreclosure, marketing and investment departments.

  Peggy A. Tom has been Vice President of the Foreclosure, Legal and Collections departments of the Company since 1982. From 1982 to 1996, Ms. Tom was a Director of the Company.

  Mark K. Mason, a certified public accountant, has been Executive Vice President and Chief Financial Officer of the Company since November 1995. From 1994 to 1995, Mr. Mason was Executive Vice President and Chief Financial Officer of Fidelity Federal Bank, a Federal Savings Bank, where he remains a member of the Board of Directors. From 1993 to 1994, Mr. Mason was a Senior Manager with the international accounting firm of Deloitte & Touche LLP. From 1990 to 1993, Mr. Mason was Executive Vice President and Chief Financial Officer of the Eadington Companies. Mr. Mason has agreed to become a Director of the Company immediately prior to the completion of the Public Offering.

  John M. Michel, a certified public accountant, has been Vice President, Finance of the Company since April 1996. From 1995 to April 1996, Mr. Michel was Senior Vice President and Director of Corporate Planning for

Fidelity Federal Bank. From 1989 to 1995, he was Vice President of Finance and Accounting for Akins Companies, a diversified company in the residential property development business.

  Bruce Bollong has been Vice President, Administration of the Company since 1995. From 1985 to 1995, Mr. Bollong was Vice President, Finance of the Company.

  Jeffrey W. Smith has been Executive Vice President, Sales and Marketing, of the Company since 1995. From 1984 to 1995, Mr. Smith held various positions in the Company including, Assistant Director of Marketing, Director of Marketing and Vice President of Marketing. Mr. Smith has agreed to become a Director of the Company immediately prior to the completion of the Public Offering.

  Patricia G. Sullivan has been Vice President, Staff Development since September 1993. From 1990 to 1993, Ms. Sullivan was the Company's Sales Manager.

  Catalina Arellano has been Vice President, Processing and Disbursement, of the Company, since 1993. From 1982 to 1993, Ms. Arellano was manager of the Company's Processing and Disbursement Department.

  Beverly Allen has been Vice President, Loan Servicing of the Company since 1993. From 1982 to 1993, Ms. Allen was Manager, Loan Servicing.

  Randall K. McPhillips has been with the Company since 1982. Mr. McPhillips has worked as a Loan Officer, Branch Manager, Regional Sales Manager, and became a Vice President in 1987. Currently, Mr. McPhillips is responsible for the Portfolio Refinancing Operations of the Company.

  The Company intends to appoint three independent directors immediately prior to the completion of the Public Offering. The additional directors, Merrill Butler, George Gibbs, Jr. and Albert L. Lord, are not affiliated with the Company.

  Merrill Butler has agreed to become a Director of the Company immediately prior to the completion of the Public Offering. Mr. Butler is President of Merrill Butler, Inc., an organization formed in 1983 to consult with savings and loans on real estate related matters. From February 1995 to July 1995, Mr. Butler served on the Volunteer Executive Team organized to advise Orange County, California after the County had declared bankruptcy. Mr. Butler was a co-creator of the Butler Popejoy Group, a general partnership, which, from 1992 to 1994, capitalized home builders with equity funds to develop entry level housing projects. In 1991, Mr. Butler served as the Chairman Emeritus of the American Real Estate Group, which assisted the Resolution Trust Corporation in developing disposition programs regarding real estate assets owned by New West Federal Savings & Loan. Mr. Butler is the past President, Chief Executive Officer and Chairman of the Resolution Trust Corporation, a past director of the Federal National Mortgage Association (Fannie Mae) and a former member of both the Advisory Committee of the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Federal Savings & Loan Advisory Council to the Federal Home Loan Bank Board. Mr. Butler was also a United States delegate to the United Nations for the European Economic Commission on Housing. Mr. Butler has previously served on the Boards of Directors of Financial Corporation of America, American Savings and Loan, The Commodore Corporation, Far Western Bank, National Association of Home Builders and the Building Industry Association of Southern California.

  George Gibbs, Jr. has agreed to become a Director of the Company immediately prior to the completion of the Public Offering. Mr. Gibbs has been Principal and Senior Vice President of Johnson & Higgins since 1987. Mr. Gibbs has been a director of Fidelity Federal Bank, a Federal Savings Bank, since August 1994. Mr. Gibbs is a past Vice President and Executive Committee member of the Los Angeles Chamber of Commerce.

  Albert L. Lord has agreed to become a Director of the Company immediately prior to the completion of the Public Offering. Since January 1994, Mr. Lord has been the President of LCL, Ltd., a financial consulting and equity investment management company. From October 1981 to January 1994, Mr. Lord was Chief Operating Officer and Executive Vice President for the Student Loan Marketing Association (Sallie Mae).

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company anticipates creating a compensation committee and an audit committee of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to the Reorganization, the Company has not had a compensation committee.

NON-EMPLOYEE DIRECTORS COMPENSATION

  Non-employee directors of the Company receive an annual retainer of $15,000, a committee chair retainer of $1,500, a meeting fee of $1,000 and are reimbursed for reasonable expenses incurred in connection with attendance at Board of Directors' meetings or committee meetings. A meeting fee of $500 will be paid to non-employee directors for telephonic meetings of 30 minutes or less.

EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following table sets forth information concerning the annual and long-term compensation earned by the Company's chief executive officer and each of the four other most highly compensated executive officers whose annual salary and bonus during the fiscal years presented exceeded $100,000 (the "Named Executive Officers").

                              ANNUAL COMPENSATION

                                                        FISCAL
               NAME AND PRINCIPAL POSITION               YEAR  SALARY    BONUS
               ---------------------------              ------ ------- ---------
   Brian Chisick.......................................  1995  288,000   500,000
    President & CEO                                      1994  288,000       --
                                                         1993  288,000 3,000,000
   Randall K. McPhillips...............................  1995  332,118    10,000
    Vice President, Portfolio Refinancing                1994  373,920   110,000
                                                         1993  245,536    50,000
   Jeffrey W. Smith....................................  1995  167,259    30,000
    Executive Vice President, Marketing                  1994  155,780    45,000
                                                         1993  122,984    20,000
   Patricia G. Sullivan................................  1995  166,232    10,000
    Vice President, Staff Development                    1994  166,232    20,000
                                                         1993  157,003    26,000
   Bruce E. Bollong....................................  1995  120,083    10,000
    Vice President, Administration                       1994  133,356    20,000
                                                         1993  109,808    20,000

- --------

 Employment Agreements

 Mason Agreement

  The Company has entered into an employment agreement with Mr. Mason. The employment agreement provides for an indefinite employment term beginning on October 1, 1995. The Company or Mr. Mason may terminate the employment agreement at any time. Under the terms of the employment agreement, Mr. Mason is entitled to receive an annual salary of at least $240,000, subject to annual increases (but not decreases) as determined by the Board of Directors. Pursuant to the employment agreement Mr. Mason was granted, on May 3, 1996, 107,498 shares of Class B Common Stock (after giving effect to a May 1996 stock split), representing 1% of the total issued and outstanding shares of Class B Common Stock. The shares of Class B Common Stock are convertible into shares of Class A Common Stock upon certain occurrences, subject to vesting. The shares of Class B Common Stock will initially be subject to substantial restrictions on transfer but will vest over time and thereafter not be subject to any transfer restrictions. Mr. Mason's vesting in the shares of Class B Common Stock may be accelerated upon certain conditions, including a change of control (as defined in the employment agreement) or in any event ratably over a five year period beginning October 1, 1995. In the event that Mr. Mason's vested shares of Class A Common Stock are not freely tradable under applicable Federal and state securities laws, Mr. Mason is entitled to sell such vested shares of Class A Common Stock to the Company for the fair value of such stock at that time. Additionally, in the event that vested shares are not publicly traded at the termination date of the agreement, the Company has a right of first refusal to purchase such shares for the fair value of such stock at that time.

1996 STOCK OPTION PLAN

  The company plans to establish a stock option plan (the "Stock Option Plan") to enable directors, executive officer, independent contractors and other key employees of the Company to participate in the ownership of the Company. Initially, 750,000 shares of Class A Common Stock will be reserved for grants under the Stock Option Plan. Options to acquire an aggregate of 370,000 shares of Class A Common Stock are planned to be granted under the Stock Option Plan effective upon completion of the Public Offering. The Stock Option Plan is designed to attract and retain directors, executive officers, independent contractors and other key employees of the Company. The Stock Option Plan provides for the award to eligible employees of the Company of a broad variety of stock-based compensation alternatives such as non-qualified stock options, incentive stock options, restricted stock and performance awards. The Stock Option Plan also provides for automatic grants of non-qualified options to non-employee directors which are subject to special provisions discussed below.

  The Stock Option Plan will be administered by the Compensation Committee, which is authorized to select from among the eligible employees of the Company the individuals to whom options, restricted stock purchase rights and performance awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof. The Compensation Committee is also authorized to adopt, amend and rescind the rules relating to the administration of the Stock Option Plan. Except for the automatic grants of non-qualified options referred to below, no member of the Compensation Committee will be eligible to participate in the Stock Option Plan.

  Non-qualified stock options granted to the employee directors, officers and employees will provide for the right to purchase shares of Class A Common Stock at a specified price which may be less than fair market value on the date of grant, and usually will become exercisable in installments after the grant date. Non-qualified stock options may be granted to employee directors, officers, employees and consultants for any reasonable term.

  In addition, the Stock Option Plan provides that each non-employee director automatically receives on the date of his or her appointment to the Board of Directors, and on the date of any subsequent re-election to the Board of Directors, an option to purchase 37,500 shares of Class A Common Stock, at an exercise price equal to the fair market value of the Class A Common Stock on the date of the grant. These options will vest 25% six months from the date of grant and 25% each year thereafter until fully vested and expire on the earlier of ten years from the date of grant or 90 days after a non-employee director's termination of service as a director.

  Incentive stock options will be designed to comply with the provisions of the Code and will be subject to restrictions contained in the Code, including a requirement that exercise prices are equal to at least 100% of fair market value of the shares of Class A Common Stock on the grant date and a ten-year restriction on the option term, but may be subsequently modified to disqualify them from treatment as incentive stock options. Under the Stock Option Plan and the Code, non-employee directors are not permitted to receive incentive stock options.

                             CERTAIN TRANSACTIONS

LEASE OF CORPORATE HEADQUARTERS

  The Company leases approximately 40,000 square feet of office space for its corporate headquarters from MJB Associates, a California limited partnership of which Borgi-Hesis, Inc. is the general partner. Brian Chisick is the President of Borgi-Hesis, Inc., and Brian and Sarah Chisick are the beneficial owners of Borgi-Hesis, Inc. The lease agreement provides for an aggregate annual rent payment in 1996 of approximately $464,000. The term of the lease expires on January 31, 2003, at which time the Company has an option to renew the lease for additional period of five years.

STOCKHOLDER NOTES

  During 1995, the Company paid approximately $223,000 in interest payments to Brian and Sarah Chisick, as co-trustees of the Chisick Trust, under the terms of a note with a principal amount of $4.5 million. The interest rate on such note was 10% per annum. Such note was paid in full prior to December 31, 1995.

  In addition, the Company borrowed $1.5 million from Brian and Sarah Chisick, as co-trustees of the Chisick Trust, on January 30, 1996. The note evidencing this debt, which was repaid in full in May 1996, had an interest rate of 10% per annum.

  The Company has from time to time borrowed from affiliates to fund certain distributions to shareholders, however, the Company does not intend to borrow from its affiliates in the future.

TRANSACTIONS WITH NATIONSCAPITAL MORTGAGE CORPORATION AND COAST SECURITY MORTGAGE, INC.

  In order to increase the volume of its Securitizations, the Company purchases loans originated by certain affiliated brokers.

  Pursuant to an agreement between the Company and Nationscapital Mortgage Corporation ("Nationscapital"), the Company purchased on a servicing released basis, $215,000 of loans from Nationscapital during 1995. Jamie Chisick and Brad Chisick are the President and majority shareholder, and the Vice President and minority shareholder of Nationscapital, respectively, and the sons of Brian and Sarah Chisick.

  Pursuant to an agreement between the Company and Coast Security Mortgage Inc. ("Coast Security"), the Company purchased on a servicing released basis, $9.8 million of loans from Coast Security during 1995. Mark Chisick and Brad Chisick are the President and majority shareholder, and the Vice President and a minority shareholder of Coast Security, respectively, and the sons of Brian and Sarah Chisick.

  The Company's purchases of the loans originated by Nationscapital and Coast Security are documented by agreements similar to those entered into with unaffiliated entities. In the future, the Company intends to purchase from such affiliated entities only loans that meet the Company's criteria for Securitization. Certain deferred premiums on such loans remain payable by the Company to Nationscapital and Coast Security and will become due upon the Securitization by the Company of such loans.

  Coast Security's outstanding balance pursuant to a line of credit with the Company was $525,000 at December 31, 1995. The line of credit bears an interest rate of 10.0% per annum. The line of credit will be terminated on May 31, 1996.

  During 1995, the Company received referral fees of $233,000 and $481,000 from Nationscapital and Coast Security, respectively. The referral fees, which were negotiated on an arms-length basis, reflected payments to the Company for information obtained by the Company in its marketing efforts but with respect to which the Company has not been able to originate loans. Nationscapital and Coast Security may utilize this information and originate loans, and, if such loans satisfy the Company's underwriting guidelines, the Company may purchase such loans for inclusion in a Securitization.

SERVICING OF CERTAIN LOANS

  During 1995, the Company serviced mortgage loans for certain related parties for which no service fees were charged. At the end of 1995, the outstanding balances of such loans serviced on behalf of Brian Chisick, Brad Chisick, Mark Chisick, Jamie Chisick and Randall K. McPhillips were $7.6 million, $810,000, $423,000, $345,000 and $136,000, respectively. Brad, Mark and Jamie Chisick are the sons of Brian and Sarah Chisick. Upon the completion of the Public Offering, the Company will charge such related parties servicing fees consistent with the servicing fees applicable to loans sold to unaffiliated private investors.

OTHER TRANSACTIONS

  During 1995, the Company purchased on a servicing released basis, $15.1 million of loans from a subsidiary of First Alliance Securities Corporation, a company wholly owned by Brian and Sarah Chisick. These purchases were effectuated pursuant to written agreements similar to those entered into with unaffiliated entities. The Company ceased purchasing loans from this entity in May 1995.

  The Company paid consulting fees of approximately $76,000 to Orange Coast Computer Services as reimbursement for expenses advanced on behalf of the Company during 1995. Brian and Sarah Chisick beneficially own Orange Coast Computer Services. It is expected that the operations of Orange Coast Computer Services will be contributed to a newly formed corporation which in turn will be contributed to the Company immediately prior to the consummation of the Public Offering.

  During 1995, the Company received referral fees of approximately $146,000 from a corporation that is no longer in existence and that was beneficially owned by Brian and Sarah Chisick.

  During 1995, the Company sold $3.2 million of loans to Brian Chisick. The Company services such loans, but does not charge Mr. Chisick servicing fees. Upon the completion of the Public Offering, the Company will no longer sell loans to Brian Chisick or any of his affiliates.

  Brian and Sarah Chisick have recently formed two corporations in the United Kingdom for the purposes of initiating retail and wholesale loan operations. All outstanding shares of capital stock of such corporations will be contributed to the Company immediately prior to the consummation of the Public Offering.

FUTURE AFFILIATE TRANSACTIONS

  At this time, the Company anticipates that following the completion of the Public Offering, its transactions with affiliated parties will be limited to the Company's relationships with Nationscapital and Coast Security and that the Company will continue to conduct such relationships on an arms-length basis.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth security ownership information regarding the Company's Common Stock as of the date of this Prospectus (except as otherwise noted), and as adjusted to reflect the sale of shares offered by the Company hereby, by (i) each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) each director, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group.

                                             SHARES                SHARES
                                       BENEFICIALLY OWNED    BENEFICIALLY OWNED
                                        PRIOR TO PUBLIC         AFTER PUBLIC
                                            OFFERING            OFFERING(3)
                                       ------------------    ------------------
NAME OF BENEFICIAL OWNER(1)              NUMBER   PERCENT      NUMBER   PERCENT
- ---------------------------            ---------- -------    ---------- -------
Brian and Sarah Chisick............... 10,642,511   99.0%(2) 10,642,511  75.5%
Mark K. Mason.........................    107,489    1.0%       107,489    .8%
All directors and executive officers
 as a group........................... 10,750,000  100.0%    10,750,000  76.3%

- --------
(1) Unless otherwise indicated and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by it. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Prospectus have been exercised.
(2) Includes beneficial ownership with respect to Chisick Trust Nos. 1 and 2, grantor trusts of which Brian Chisick is the trustee.
(3) Assumes no exercise of the Underwriters' over-allotment option.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of (i) 1,000,000 shares of preferred stock, no par value ("Preferred Stock"), (ii) 25,000,000 shares of Class A common stock, no par value (the "Class A Common Stock") and 15,000,000 shares of Class B common stock, no par value (the "Class B Common Stock" or, together with the Class A Common Stock, the "Common Stock").

COMMON STOCK

  As of the date hereof, there are no shares of Class A Common Stock outstanding and 10,750,000 shares of Class B Common Stock outstanding. All of the outstanding Class B Common Stock is beneficially owned by the Chisick Family and Mark K. Mason. Upon completion of the Public Offering, there will be 3,350,000 shares of Class A Common Stock and 10,750,000 shares of Class B Common Stock outstanding (assumes no exercise of the Underwriters' over-allotment option). The issued and outstanding shares of Class A Common Stock and Class B Common Stock have been, and the shares of Class A Common Stock offered hereby will be, duly authorized, validly issued, fully paid and nonassessable.

  Holders of Class A Common Stock are entitled to one vote for each share held of record, and holders of Class B Common Stock are entitled to four votes for each share held of record. The Class A Common Stock and the Class B Common Stock vote together as a single class on all matters submitted to a vote of stockholders (including the election of directors which will be by proxy), except that, (i) in the case of a proposed amendment to the Company's Certificate of Incorporation that would alter the powers, preferences or special rights of either the Class A Common Stock or the Class B Common Stock, the class of Common Stock to be altered shall vote on the amendment as a separate class and (ii) in the case of a proposed issuance of Class B Common Stock, such issuance will require the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock. Shares of Common Stock do not have cumulative voting rights with respect to the election of directors. Immediately after the Public Offering, the Chisick Family will hold shares of Class B Common Stock constituting approximately 91.8% of the voting power of the outstanding Common Stock, which will allow them to control all actions to be taken by the stockholders, including the election of all directors to the Board of Directors. While the Chisick Family will have the voting power to control the votes on any matter requiring stockholder approval, the Company intends to submit all such matters to a vote of all stockholders. See "Principal Stockholders" and "Risk Factors-Anti-Takeover Effect of Capital Structure; Voting Control of Company."

  Each share of Class A Common Stock and Class B Common Stock will be equal in respect of dividends and other distributions in cash, stock or property (including distributions upon liquidation of the Company and consideration to be received upon a merger or consolidation of the Company or a sale of all or substantially all of the Company's assets), except that in the case of dividends or other distributions pursuant to stock splits or dividends, only shares of Class A Common Stock will be distributed with respect to the Class A Common Stock and only shares of Class B Common Stock will be distributed with respect to Class B Common Stock, except if the Board of Directors determines that shares of Class A Common Stock shall be distributed with respect to the Class B Common Stock. In no event will either Class A Common Stock or Class B Common Stock be split, divided or combined unless the other class is proportionately split, divided or combined.

  Holders of Common Stock do not have any preemptive rights or rights to subscribe for additional securities of the Company. Shares of Common Stock are not redeemable and there are no sinking fund provisions.

  While the shares of Class A Common Stock are not convertible into any other series or class of the Company's securities, each share of Class B Common Stock is freely convertible into one share of Class A Common Stock at the option of the Class B stockholder. All shares of Class B Common Stock shall automatically convert to an equal number of shares of Class A Common Stock on the earliest record date for an annual meeting of the Company's stockholders on which the number of shares of Class B Common Stock outstanding is less than 10% of the total number of shares of Common Stock outstanding. Shares of Class B Common Stock may not be transferred to third parties (except for transfers to certain family members and in other limited circumstances). Any impermissible transfer of shares of Class B Common Stock will result in the automatic conversion of such shares.

  Subject to the preferences applicable to Preferred Stock outstanding at the time, holders of shares of Common Stock are entitled to dividends if, when and as declared by the Board of Directors from funds legally available therefor, and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities and Preferred Stock preferences, if any.

  The Company's Board of Directors will have seven members following completion of the Public Offering. Either the directors or the stockholders may amend the Bylaws to change the size of the Board, subject to the requirement in the Certificate of Incorporation that the entire Board must consist of at least three and no more than 11 directors. Each director serves for a term ending following the third annual meeting following the annual meeting at which such director is elected and until his or her successor is elected. Any stockholder entitled to vote at a meeting regarding the election of directors may nominate a person for election as a director, provided that the stockholder gives the Company written notice of the nomination at least 90 days before the meeting (or if later, the seventh day after the first public announcement of the date of such meeting), which notice must contain specified information about the stockholder and the nominee.

  The Company's Certificate of Incorporation provides that any action that can be taken at a meeting of the stockholders may be taken by written consent in lieu of the meeting if the Board of Directors of the Company has approved the action and the Company receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present. This would permit the Chisick Family, assuming approval by the Board of Directors, to take all actions required to be taken by the stockholders without providing the other stockholders the opportunity to make nominations or raise other matters at a meeting.

  The Class A Common Stock has been approved for inclusion on the National Market System of Nasdaq under the symbol "FAMG."

PREFERRED STOCK

  Pursuant to the Company's Certificate of Incorporation, the Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series with such designations, rights, preferences and voting rights as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a way of discouraging, delaying or preventing an acquisition or change in control of the Company. The Company does not currently intend to issue any shares of its Preferred Stock.

CERTAIN PROVISIONS OF DELAWARE LAW

  The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person became an interested stockholder unless: (i) before that person became an interested stockholder, the Board approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon completion of the transaction that resulted in the interested stockholders becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or following the date on which that person became an interested stockholder, the business combination is approved by the Company's Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Company not owned by the interested stockholder.

  Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors (but not less than one) who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

  Pursuant to Section 162 of the Delaware General Corporation Law, the Board of Directors of the Company can, without stockholder approval, issue shares of capital stock, which may have the effect of delaying, deferring or preventing a change of control of the Company. Other than pursuant to the Public Offering, the Company has no plan or arrangement for the issuance of any shares of capital stock other than in the ordinary course pursuant to the Stock Option Plan.

CERTAIN CHARTER AND BYLAW PROVISIONS

  The Company's Certificate of Incorporation provides that the stockholders may act only in a meeting that has been duly called and noticed, except that stockholders may approve by written consent any proposal that has already been approved by the Board of Directors.

  The Company's Bylaws require stockholders to provide advance notice of any stockholder nominations for director and of any business to be brought before any meeting of stockholders. Stockholders are not entitled to cumulative voting in connection with the election of directors. As a result, a person or a group controlling the majority of shares of Common Stock can elect all of the directors. Following the Public Offering, the Chisick Family will beneficially own shares of Class B Common Stock constituting approximately 92.0% of the voting power of the issued and outstanding Common Stock. See "Principal Stockholders" and "Risk Factors-Anti-Takeover Effect of Capital Structure."

TRANSFER AGENT

  The transfer agent and registrar for the Class A Common Stock is
[              ].

                        SHARES ELIGIBLE FOR FUTURE SALE

  The 3,350,000 shares of Class A Common Stock to be sold in the Public Offering, which will constitute all of the oustanding shares of Class A Common Stock (4,020,000 shares if the Underwriters' over-allotment option is exercised in full) will be available for resale in the public market without restriction or further registration under the Securities Act, except for shares purchased by affiliates of the Company (in general, any person who has a control relationship with the Company), which shares will be subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). All outstanding shares of Class B Common Stock are deemed to be "restricted securities," as that term is defined in Rule 144, and are eligible for sale in the public market in compliance with Rule 144. The Chisick Family and Mark Mason have agreed, subject to certain exceptions, that they will not offer, sell or otherwise dispose of any of the shares of Class B Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of the Representative of the Underwriters. The Company has agreed, subject to certain limited exceptions, not to offer, sell or otherwise dispose of any shares of Class A Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Representative of the Underwriters.

  In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years is entitled to sell, within any three-month period, a number of shares which does not exceed the greater of 1% of the then-outstanding shares of the Company's Class A Common Stock (33,500 shares immediately after the Public Offering assuming no exercise of the Underwriters' over-allotment option) or the average weekly trading volume of the Company's Class A Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 may also be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares within the definition of "restricted securities" under Rule 144 for at least three years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters") through their Representative, have severally agreed to purchase from the Company the following respective number of shares of Class A Common Stock at the Public Offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus:

                                                                       NUMBER OF
UNDERWRITER                                                             SHARES
- -----------                                                            ---------
Friedman, Billings, Ramsey & Co., Inc.................................
Total Underwriters (  )...............................................
                                                                          ===

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of the Class A Common Stock offered hereby if any of such shares are purchased.

  The Company has been advised by the Underwriters that the Underwriters propose to offer the shares of Class A Common Stock to the public at the Public Offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $      per
share. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $     per share to certain other dealers. After the Public
Offering, the offering price and other selling terms may be changed by the Representative of the Underwriters.

  The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 670,000 additional shares of Class A Common Stock at the Public Offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Class A Common Stock to
be purchased by it shown in the above table bears to          and the Company
will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Class A Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,350,000 shares are being offered.

  The Company has agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act of 1933, as amended.

  The Chisick Family and Mark Mason have agreed, subject to certain exceptions, that they will not offer, sell or otherwise dispose of any of the shares of Class B Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of the Representative of the Underwriters. See "Shares Eligible for Future Sale."

  The Representative of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

                                 LEGAL MATTERS

  Certain legal matters will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Certain legal matters will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, Newport Beach, California.

                                    EXPERTS

  The financial statements of the Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   GLOSSARY

  ASSET-BACKED SECURITIES: A general reference to securities that are backed by financial assets, such as home equity, credit card or trade receivables, equipment or automobile loans or leases.

  CERTIFICATE INSURER: Monoline insurance company providing credit enhancement by issuing insurance in favor of holders of Regular Interests in the REMIC Trusts sponsored by the Company.

  NET DEFERRED ORIGINATION FEES: Loan origination fees net of direct loan origination costs which are deferred until the sale of the related loans.

  PORTFOLIO REFINANCING ORIGINATIONS: Loan originations associated with centralized marketing and sales efforts focused on the preservation of the Company's existing portfolio through refinancing loans to borrowers who have made inquiries of the Company regarding prepayment of existing loans.

  REGULAR INTEREST: The senior interest in a REMIC Trust that represents the right to receive scheduled pass-through interest and principal.

  REMIC TRUST: A real estate mortgage investment conduit trust.

  RESIDUAL INTERESTS: The subordinated interest in a REMIC Trust that represents the right to receive certain excess cash flow generated by the Securitized loans.

  RETAIL BRANCH ORIGINATIONS: Loans originated through the Company's retail branch network.

  SECURITIZATION OR SECURITIZED: The process through which loans are pooled and sold to a REMIC Trust that issues Regular Interests and the Residual Interests to the Company in exchange for loans sold to the Trust.

  SERVICING PORTFOLIO: The aggregate of all loans serviced by the Company.

  WAREHOUSE FINANCING FACILITY: The Company's $125 million secured 90-day revolving line of credit used to finance loan originations and purchases.

  WAREHOUSING PERIOD: The period of time between the funding or purchase of a mortgage loan and its sale.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Class A Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission.

  The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements and an opinion thereon expressed by the Company's independent auditors as well as quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited consolidated condensed financial statements. The Company also intends to provide annual financial statements to each person to whom a copy of this Prospectus has been delivered, upon the request of such person.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
   Independent Auditors' Report........................................... F-2
   Statements of Financial Condition as of December 31, 1994 and 1995..... F-3
   Statements of Income for each of the three years in the period ended
    December 31, 1995..................................................... F-4
   Statements of Stockholders' Equity for each of the three years in the period ended
    December 31, 1995..................................................... F-5
   Statements of Cash Flows for each of the three years in the period ended December 31, 1995............................................... F-6
   Notes to Financial Statements.......................................... F-7

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of First Alliance Mortgage Company:

  We have audited the accompanying statements of financial condition of First Alliance Mortgage Company (the Company) as of December 31, 1994 and 1995, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of First Alliance Mortgage Company as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

  As described in Note 2 to the financial statements, on January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights.

Costa Mesa, California
March 18, 1996 (May 11, 1996 as to the effects of the stock split described in Notes 2 and 15)

                        FIRST ALLIANCE MORTGAGE COMPANY

                       STATEMENTS OF FINANCIAL CONDITION

                        AS OF DECEMBER 31, 1994 AND 1995

                                                                    PRO FORMA
                                              1994        1995        1995
                                           ----------- ----------- -----------
                                                                   (UNAUDITED)
                  ASSETS
Cash and cash equivalents................. $ 5,298,000 $ 4,019,000 $ 4,019,000
Receivable from trusts....................   3,906,000   4,722,000   4,722,000
Loans held for sale.......................  18,676,000  24,744,000  24,744,000
Loans receivable held for investment......   2,521,000   2,261,000   2,261,000
Residual interests in securities
 (estimated fair value of $15,015,000 and
 $30,599,000 at December 31, 1994 and
 1995, respectively)......................  11,645,000  19,705,000  19,705,000
Mortgage servicing rights.................     763,000   4,021,000   4,021,000
Real estate owned, net....................   1,635,000   1,474,000   1,474,000
Property, net.............................   2,080,000   2,141,000   2,141,000
Deferred taxes............................      73,000               4,713,000
Prepaid expenses and other assets.........   1,629,000   3,900,000   3,900,000
                                           ----------- ----------- -----------
  Total assets............................ $48,226,000 $66,987,000 $71,700,000
                                           =========== =========== ===========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Warehouse financing facility.............. $13,390,000 $18,233,000 $18,233,000
Accounts payable and accrued liabilities..   9,403,000   5,310,000   5,310,000
Notes payable.............................   1,449,000   1,123,000   1,123,000
S distribution notes......................                          43,691,000
                                           ----------- ----------- -----------
  Total liabilities.......................  24,242,000  24,666,000  68,357,000
                                           ----------- ----------- -----------
Commitments and contingencies
Stockholders' equity:
Common stock--no par value; 15,000,000
 shares authorized; 10,642,511 shares
 issued and outstanding...................      42,000      42,000      42,000
Retained earnings.........................  23,942,000  42,279,000   3,301,000
                                           ----------- ----------- -----------
  Total stockholders' equity..............  23,984,000  42,321,000   3,343,000
                                           ----------- ----------- -----------
    Total liabilities and stockholders'
     equity............................... $48,226,000 $66,987,000 $71,700,000
                                           =========== =========== ===========

                       See notes to financial statements.

                        FIRST ALLIANCE MORTGAGE COMPANY

                              STATEMENTS OF INCOME

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

                                               1993        1994        1995
                                            ----------- ----------- -----------
REVENUE:
  Loan origination and sale................ $22,489,000 $27,902,000 $35,493,000
  Loan servicing and other fees............   8,989,000   9,106,000   8,543,000
  Interest.................................   4,452,000   8,650,000  14,668,000
  Other....................................      20,000     144,000     176,000
                                            ----------- ----------- -----------
    Total revenue..........................  35,950,000  45,802,000  58,880,000
EXPENSE:
  Compensation and benefits................  10,847,000   9,559,000  10,395,000
  Professional services....................   1,288,000   1,521,000     697,000
  Advertising..............................   2,958,000   3,316,000   4,345,000
  Subservicing and other fees..............     659,000   1,019,000   1,212,000
  Rent.....................................     815,000     974,000   1,278,000
  Supplies.................................     791,000     831,000     992,000
  Depreciation and amortization of
   property................................     483,000     514,000     907,000
  Interest.................................   2,106,000   3,744,000   4,167,000
  Legal....................................   3,044,000   7,162,000   1,491,000
  Other....................................   1,996,000   1,928,000   2,376,000
                                            ----------- ----------- -----------
    Total expense..........................  24,987,000  30,568,000  27,860,000
                                            ----------- ----------- -----------
INCOME BEFORE PROVISION FOR INCOME TAXES...  10,963,000  15,234,000  31,020,000
PROVISION FOR INCOME TAXES.................     222,000     363,000     478,000
                                            ----------- ----------- -----------
NET INCOME................................. $10,741,000 $14,871,000 $30,542,000
                                            =========== =========== ===========
PRO FORMA (unaudited):
  Historical income before provision for
   income taxes............................ $10,963,000 $15,234,000 $31,020,000
  Pro forma income taxes...................   4,403,000   6,200,000  12,772,000
                                            ----------- ----------- -----------
PRO FORMA NET INCOME....................... $ 6,560,000 $ 9,034,000 $18,248,000
                                            =========== =========== ===========
PRO FORMA NET INCOME PER SHARE.............                         $      1.39
                                                                    ===========
WEIGHTED AVERAGE SHARES USED IN PRO FORMA
 COMPUTATION...............................                          13,088,417
                                                                    ===========

                       See notes to financial statements.

                        FIRST ALLIANCE MORTGAGE COMPANY

                       STATEMENTS OF STOCKHOLDERS' EQUITY

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

                                    COMMON STOCK                      TOTAL
                                 ------------------   RETAINED    STOCKHOLDERS'
                                   SHARES   AMOUNT    EARNINGS       EQUITY
                                 ---------- ------- ------------  -------------
BALANCE, January 1, 1993........ 10,642,511 $42,000 $ 21,524,000  $ 21,566,000
Dividends.......................                      (5,853,000)   (5,853,000)
Net income......................                      10,741,000    10,741,000
                                 ---------- ------- ------------  ------------
BALANCE, December 31, 1993...... 10,642,511  42,000   26,412,000    26,454,000
Dividends.......................                     (17,341,000)  (17,341,000)
Net income......................                      14,871,000    14,871,000
                                 ---------- ------- ------------  ------------
BALANCE, December 31, 1994...... 10,642,511  42,000   23,942,000    23,984,000
Dividends.......................                     (12,205,000)  (12,205,000)
Net income......................                      30,542,000    30,542,000
                                 ---------- ------- ------------  ------------
BALANCE, December 31, 1995...... 10,642,511 $42,000 $ 42,279,000  $ 42,321,000
                                 ========== ======= ============  ============


                       See notes to financial statements.

                        FIRST ALLIANCE MORTGAGE CMOPANY

                            STATEMENTS OF CASH FLOWS

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

                                       1993           1994           1995
                                   -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVI-
 TIES:
Net income.......................  $  10,741,000  $  14,871,000  $  30,542,000
Adjustments to reconcile net
 income to net cash (used in)
 provided by operating
 activities:
  Depreciation and amortization
   of property...................        483,000        514,000        907,000
  Amortization of mortgage
   servicing rights..............        988,000        683,000        638,000
  Deferred income taxes..........       (184,000)       (63,000)        73,000
  Provision for estimated losses
   on real estate owned..........        240,000          8,000
  Loss (gain) on sales of
   property......................         75,000         23,000        (19,000)
  Noncash gain recognized on
   capitalization of residual
   interests in securities and
   mortgage servicing rights.....     (4,171,000)      (807,000)    (9,822,000)
  Loss (gain) on sales of real
   estate owned..................         76,000       (109,000)        65,000
  Accretion of discounts on loan
   receivable....................                                   (1,022,000)
  Net accretion of residual
   interests in securities.......       (128,000)    (1,128,000)    (2,120,000)
  Loans originated or purchased
   for sale, net of loan fees....   (273,009,000)  (314,393,000)  (241,409,000)
  Proceeds from sale of loans....     67,098,000     19,582,000     67,442,000
  Sale of regular interests in
   securities....................    141,056,000    347,500,000    167,885,000
  Changes in assets and
   liabilities:
    Receivable from trusts.......       (788,000)       163,000       (816,000)
    Prepaid expenses and other
     assets......................     (1,418,000)       802,000     (2,271,000)
    Accounts payable and accrued
     liabilities.................      2,643,000      4,775,000     (4,093,000)
                                   -------------  -------------  -------------
      Net cash (used in) provided
       by operating activities...    (56,298,000)    72,421,000      5,980,000
CASH FLOWS FROM INVESTING ACTIVI-
 TIES:
Loans receivable issued..........       (789,000)    (1,949,000)    (1,604,000)
Collections on loans receivable..        519,000      1,341,000      2,905,000
Capital expenditures.............       (610,000)      (851,000)      (978,000)
Proceeds from sales of property..        723,000                        29,000
Additions to real estate owned...       (200,000)                     (336,000)
Proceeds from sales of real es-
 tate owned......................      1,028,000      3,566,000        523,000
                                   -------------  -------------  -------------
      Net cash provided by in-
       vesting activities........        671,000      2,107,000        539,000
CASH FLOWS FROM FINANCING ACTIVI-
 TIES:
Net borrowings (repayments) on
 warehouse financing facility....     66,835,000    (53,445,000)     4,843,000
Payments on notes payable........     (2,079,000)    (2,831,000)      (436,000)
Cash dividends...................     (5,853,000)   (17,341,000)   (12,205,000)
Proceeds from issuance of notes
 payable to stockholder..........     11,000,000      3,000,000      4,500,000
Payments on notes payable to
 stockholder.....................    (11,000,000)    (3,000,000)    (4,500,000)
                                   -------------  -------------  -------------
      Net cash provided by (used
       in) financing activities..     58,903,000    (73,617,000)    (7,798,000)
                                   -------------  -------------  -------------
NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS............      3,276,000        911,000     (1,279,000)
CASH AND CASH EQUIVALENTS, begin-
 ning of year....................      1,111,000      4,387,000      5,298,000
                                   -------------  -------------  -------------
CASH AND CASH EQUIVALENTS, end of
 year............................  $   4,387,000  $   5,298,000  $   4,019,000
                                   =============  =============  =============
SUPPLEMENTAL INFORMATION:
Interest paid....................  $   1,805,000  $   3,605,000  $   4,114,000
                                   =============  =============  =============
Income taxes paid................  $     698,000  $     100,000  $     486,000
                                   =============  =============  =============
SUPPLEMENTAL INFORMATION ON
 NONCASH INVESTING AND FINANCING
 ACTIVITIES:
Loans funded in connection with
 sales of real estate owned......  $     390,000  $     290,000  $      19,000
                                   =============  =============  =============
Assumption of debt through acqui-
 sition of real estate through
 foreclosure.....................  $   3,051,000  $   2,342,000  $     110,000
                                   =============  =============  =============
Exchange of loans for regular and
 residual interests in securi-
 ties............................  $ 141,795,000  $ 350,331,000  $ 167,899,000
                                   =============  =============  =============

                       See notes to financial statements.

                        FIRST ALLIANCE MORTGAGE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

NOTE 1. GENERAL

  First Alliance Mortgage Company (the Company) is engaged in the origination, purchase, sale and servicing of home-equity loans collateralized by deeds of trust. The majority of the Company's loans are made to owners of single family residences who use the loan proceeds for such purposes as debt consolidation and financing of home improvements, among others. The Company sells loans to investors or securitizes them in the form of a Real Estate Mortgage Investment Conduit (REMIC). A significant portion of the mortgages are sold on a servicing retained basis. The Company is currently licensed or registered to do business in ten states. The Company's business may be affected by many factors including real estate and other asset values, the level of and fluctuations in interest rates, changes in the securitization market and competition.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents--The Company considers all highly liquid debt instruments purchased with an original maturity of no more than three months to be cash equivalents.

  Receivable From Trusts--In the normal course of servicing loans previously sold or securitized, the Company may advance payments and other costs to REMICs or private investor trusts on behalf of borrowers. In such cases, funds advanced are reflected in the balance sheet as receivable from trusts. Advances are recovered through subsequent collections from trusts or borrowers.

  Loans Held for Sale--Loans held for sale are loans the Company plans to sell or securitize. Loans held for sale are carried at the lower of aggregate cost or market value. Loan origination and processing fees and related direct origination costs are deferred until the related loan is sold.

  Loans Receivable Held For Investment--Loans receivable are notes the Company has purchased or originated and intends to hold to maturity. Loan origination and commitment fees and direct loan origination costs are deferred and offset against the related notes, and the net fee or cost is amortized into interest income over the contractual lives of the related notes.

  Allowances for Estimated Losses on Loans and Real Estate Owned--The allowances for estimated losses on loans and real estate owned (REO) represent the Company's estimate of identified and unidentified losses in the Company's portfolios. These estimates, while based upon historical loss experience and other relevant data, are ultimately subjective and inherently uncertain. The Company has established valuation allowances for estimated losses on specific loans and REO. When these estimated losses are determined to be permanent, such as when a loan is foreclosed and the related property is transferred to REO, specific valuation allowances are charged off and are then reflected as writedowns.

  Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-- Income Recognition and Disclosures. SFAS No. 114 prescribes the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings. SFAS No. 114 states that a loan is impaired when it is probable that a creditor will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. SFAS No. 118 amends the disclosure requirements of SFAS No. 114 to require information about the recorded investment in certain impaired loans and how a creditor recognizes interest income related to those impaired loans. There was no impact on the Company's financial condition or results of operations upon adoption of such statements.

                        FIRST ALLIANCE MORTGAGE COMPANY

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

  Residual Interests in Securities--The Company securitizes a majority of loans held for sale into the form of a REMIC. A REMIC is a multi-class security with certain tax advantages to investors and which derives its cash flow from a pool of underlying mortgages. The senior classes of the REMICs are sold, and the subordinated classes are retained by the Company. The subordinated classes are in the form of residual certificates and are classified as residual interests in securities. The documents governing the Company's securitizations require the Company to establish initial overcollateralization or build overcollateralization levels through retention of distributions by the REMIC trust otherwise payable to the Company as the residual interest holder. This overcollateralization causes the aggregate principal amount of the loans in the related pool and/or cash reserves to exceed the aggregate principal balance of the outstanding investor certificates. Such excess amounts serve as credit enhancement for the related REMIC trust. To the extent that borrowers default on the payment of principal or interest on the loans, losses will reduce the overcollateralization to the extent that funds are available. If payment defaults exceed the amount of overcollateralization, as applicable, the insurance policy maintained by the related REMIC trust will pay any further losses experienced by holders of the senior interests in the related REMIC trust. The residual interests are amortized to operations over the contractual lives of the loans, considering future estimated prepayments utilizing an amortization method which approximates the level yield method.

  The Company values residual interests at origination and analyzes carrying values based on a discounted cash flow analysis. The cash flows are estimated as the excess of the weighted average coupon on each pool of loans sold over the sum of the pass-through interest rate, a servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the loans securitized, over the life of the loans. These cash flows are projected over the life of the loans using prepayment, default, loss, and interest rate assumptions that market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk and are discounted using an interest rate that a purchaser unrelated to the seller of such a financial instrument would demand as of the origination date. The weighted average rates used to discount the cash flows at origination were 26.6%, 23.6% and 18.0% for the years ended December 31, 1993, 1994 and 1995, respectively. Since the inception of the Company's securitization program in 1992, the overall market for regular and residual interests in asset-backed securities has grown. In conjunction with the overall growth in the market for such securities, rates of return to investors have decreased. As such, discount rates utilized by the Company to value residual interests in securities have decreased. In accordance with Emerging Issues Task Force Issue 89-4, Collateralized Mortgage Obligation Residuals, residual interests in securities are separately analyzed at each reporting date, and new effective yields which will be used to accrue income in the subsequent periods are calculated. At December 31, 1995, the weighted average effective yield for all residual interests to be used for the recognition of interest in the subsequent reporting period was 44.1%.

  Although the Company believes it has made reasonable estimates of the future rates of prepayment and losses, such amounts are estimates and actual experience may vary from these estimates. Differences between estimated and actual prepayments and losses may indicate an impairment of the carrying value of residual interests. At the end of each reporting period, the Company separately analyzes the carrying values of residual interests for impairment and, if indicated, the carrying values of such residual interests are reduced to the estimated fair value and the difference charged to current earnings.

  In 1994, the Company adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company intends to hold residual interests in securities until their maturity and, as such, classifies them as "held to maturity securities" which are carried at amortized cost.

  At December 31, 1994, differences between amortized cost and fair value for all residual interests represented unrealized gains. At December 31, 1995, gross unrealized gains and gross unrealized losses for all residual interests were $11,613,000 and $719,000, respectively.

                        FIRST ALLIANCE MORTGAGE COMPANY

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

  Mortgage Servicing Rights--Effective January 1, 1995, the Company adopted SFAS No. 122, Accounting for Mortgage Servicing Rights, which requires that upon sale or securitization of servicing retained mortgages, companies capitalize the cost associated with the right to service mortgage loans based on their relative fair values. The Company determines fair value based on the present value of estimated net future cash flows related to servicing income. The cost allocated to the servicing rights is amortized in proportion to and over the period of estimated net future servicing fee income.

  The Company capitalized, at fair value, $3,896,000 of mortgage servicing rights for the year ended December 31, 1995. During the same period, related amortization of such mortgage servicing rights was $208,000. At December 31, 1995, the capitalized servicing rights approximated fair value. The Company periodically reviews capitalized servicing fees receivable to evaluate for impairment. This review is performed on a disaggregated basis based on loan type. The Company generally makes loans to credit impaired borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions. The Company has found that credit impaired borrowers are payment sensitive rather than interest rate sensitive. Therefore, the Company does not consider interest rates a predominant risk characteristic for purposes of evaluating impairment. Impairment is recognized in a valuation allowance for each pool in the period of impairment.

  Property--Property is stated at cost and depreciated over the estimated useful lives of the assets using accelerated methods. Leasehold improvements are amortized on the straight-line method over the lesser of the useful lives of the assets or the terms of the related leases. Useful lives generally range from three to seven years.

  Real Estate Owned--Real estate acquired in settlement of loans generally results when property collateralizing a loan is foreclosed upon or otherwise acquired by the Company in satisfaction of the loan. Real estate acquired through foreclosure is carried at either the lower of fair value less costs to dispose or the recorded investment in the loan. Fair value is based on the net amount that the Company could reasonably expect to receive for the asset in a current sale between a willing buyer and a willing seller, that is, other than in a forced or liquidation sale. Adjustments to the carrying value of REO are made through valuation allowances and charge-offs, recognized through a charge to earnings.

  Income Taxes--For federal and state income tax purposes, the Company has elected to be taxed as an S corporation whereby its taxable income is included in the individual returns of the stockholders. As an S corporation, the Company is subject to certain state taxes, primarily in the State of California.

  The Company accounts for taxes under SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting for income taxes. Deferred tax assets arise from temporary differences on which the Company has paid income taxes or recognized income tax benefits that will be realized as a reduction of future tax liabilities (Note 12).

  Revenue Recognition--The Company derives its revenue principally from fees for the origination of loans, referral fees, interest income, insurance commissions, loan servicing fees and fees charged for services such as appraisals and underwriting. The Company sells its loans through securitization and other loan sales. Revenue from loans pooled and securitized or sold in the secondary market is recognized when such loan pools are sold. The Company retains the right to service all loans it originates and securitizes. The Company receives a fee for servicing loans based on a fixed percentage of the declining balance of securitized loan pools. Through securitizations, the Company retains a residual interest in the excess of the weighted average coupons on loans securitized over the sum of pass-through interest rates on regular interests, a servicing fee, a trustee fee, an insurance fee and credit losses.

                        FIRST ALLIANCE MORTGAGE COMPANY

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

  Loan origination and sale revenue includes all mortgage related income other than loan servicing and other fees, interest and other income.

  Loan servicing and other fees are recorded as earned.

  Interest income is recorded as earned. Interest income represents the interest earned on loans during the warehousing period (the period prior to their sale or securitization) and the recognition of interest income on residual interests in securities.

  Loans are placed on non-accrual status when the continued accrual of interest or fees is not considered collectible.

  Use of Estimates in the Preparation of Financial Statements--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Stock split--As described in Note 15, on May 11, 1996, the Company's Board of Directors approved a stock split of its common stock whereby approximately 710 shares of common stock were issued for each outstanding share of common stock. All share and per share amounts included in the accompanying financial statements and footnotes have been restated to reflect the stock split.

  Reclassifications--Certain reclassifications have been made to conform the 1993 and 1994 financial statements to the 1995 presentation.

NOTE 3. UNAUDITED PROFORMA INFORMATION

  Since May 1, 1988, the Company has been treated as an S corporation pursuant to the Internal Revenue Code. The proforma financial information shows what the significant effects on the historical financial information might have been had the Company not been treated as an S corporation for income tax purposes since that time as the stockholders of the Company are expected to revoke the Company's S corporation status prior to the consummation of the planned initial public offering of stock (the Offering). The following proforma adjustments have been made for the years ended December 31, 1993, 1994 and 1995.

  Pro Forma Net Income--Pro forma net income represents the results of operations adjusted to reflect a provision for income taxes on historical income before provision for income taxes, which gives effect to the change in the Company's income tax status to a C corporation as a result of the Offering. When the Company's S corporation status is revoked, which is expected to occur just prior to consummation of the Offering, the Company will record an earnings benefit resulting from the establishment of net deferred tax assets. The amount of the benefit to be recorded (approximately $4,713,000 at December 31, 1995) will be dependent upon temporary differences existing at the date of revocation of the Company's S corporation status. The principal component of the deferred tax assets relates to mark to market adjustments, legal reserves and differences in accounting for residual interests in REMICs. The principal difference between the pro forma income tax rate and federal statutory rate of 35% relates to the state tax provision, net of the federal benefit.

  Pro Forma Net Income Per Share--Historical net income per common share is not presented because it is not indicative of the ongoing entity.

                        FIRST ALLIANCE MORTGAGE COMPANY

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995
  Pro forma net income per share has been computed by dividing pro forma net income by the weighted average number of shares of common stock outstanding during the year (see Note 15). In accordance with a regulation of the Securities and Exchange Commission, pro forma net income per share data have been presented to reflect the effect of the assumed issuance (at an assumed price of $18.00 per share) of that number of shares of common stock that would generate sufficient cash to pay an S corporation distribution in an amount equal to undistributed S corporation taxable earnings.

  Pro Forma Statement of Financial Condition Information--In accordance with a regulation of the Securities and Exchange Commission, pro forma balance sheet information as of December 31, 1995 has been presented to reflect (i) the planned distribution to the Company's stockholders of previously earned but undistributed S corporation taxable earnings and (ii) an estimated $4,713,000 of net deferred tax assets that would have been recorded had the Company's S corporation status been revoked on December 31, 1995.

NOTE 4. LOAN ORIGINATION AND SALE REVENUE

  Loan origination and sale revenue are comprised of the following:

                                           1993          1994          1995
                                       ------------  ------------  ------------
   Net proceeds from the sale of
    loans............................  $209,999,000  $368,365,000  $240,427,000
                                       ------------  ------------  ------------
   Cost of loans sold................   208,893,000   369,913,000   235,341,000
   Allocated to mortgage servicing
    rights...........................      (951,000)                 (3,896,000)
                                       ------------  ------------  ------------
                                        207,942,000   369,913,000   231,445,000
   Origination fees..................   (24,639,000)  (33,987,000)  (31,880,000)
   Origination costs.................     5,037,000     5,271,000     6,387,000
                                       ------------  ------------  ------------
   Net cost of loans sold............   188,340,000   341,197,000   205,952,000
                                       ------------  ------------  ------------
   Gain on sale of loans.............    21,659,000    27,168,000    34,475,000
   Referral fees.....................       830,000       734,000     1,018,000
                                       ------------  ------------  ------------
   Loan origination and sale revenue.  $ 22,489,000  $ 27,902,000  $ 35,493,000
                                       ============  ============  ============

NOTE 5. LOANS RECEIVABLE HELD FOR INVESTMENT

  Loans receivable held for investment are secured principally by single family residences. The loans bear interest at fixed rates ranging up to 15.95% per annum and are due in monthly installments of principal and interest through August 2024.

                        FIRST ALLIANCE MORTGAGE COMPANY

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

NOTE 6. PROPERTY

  Property at December 31 consists of the following:

                                                          1994         1995
                                                       -----------  -----------
   Office equipment................................... $ 3,496,000  $ 4,245,000
   Vehicles...........................................     288,000      388,000
   Leasehold improvements.............................     152,000      160,000
   Computer software..................................   1,119,000    1,119,000
   Building...........................................     406,000      406,000
   Land...............................................      98,000       98,000
                                                       -----------  -----------
                                                         5,559,000    6,416,000
   Less accumulated depreciation and amortization.....  (3,479,000)  (4,275,000)
                                                       -----------  -----------
   Property, net...................................... $ 2,080,000  $ 2,141,000
                                                       ===========  ===========

NOTE 7. SERVICING PORTFOLIO

  Trust and other custodial funds, relating to loans serviced for others, amounted to approximately $2,878,000, $2,387,000 and $5,783,000 at December 31, 1993, 1994 and 1995, respectively. Such funds, which are maintained in separate bank accounts, are excluded from the Company's assets and liabilities.

  Total loans serviced amounted to $385,570,000, $555,685,000 and $613,791,000 as of December 31, 1993, 1994 and 1995, respectively. Included in such amounts are adjustable rate mortgage loans totaling approximately $153,224,000, $281,551,000 and $251,349,000 as of December 31, 1993, 1994 and 1995,
respectively, for which the Company has subcontracted servicing through an outside agency through February 1, 1996.

NOTE 8. WAREHOUSE FINANCING FACILITY

  The Company has a revolving line of credit with a secured asset-based lender. At December 31, 1995, the Company may borrow and repay during a 90 day revolving period up to $125,000,000. This line of credit bears interest at a variable rate based upon the London Interbank Offered Rate (LIBOR) payable monthly. This line of credit is renewable by the lender on a quarterly basis and currently expires on the sooner of the closing of a loan securitization or June 28, 1996. Outstanding borrowings under this line of credit are collateralized by loans held for sale. Upon the sale or securitization of loans, borrowings are repaid. This line of credit contains certain affirmative, negative and financial covenants, with which the Company was in compliance at December 31, 1995.

  The following table presents data on the line of credit for the years ended December 31:

                                           1993          1994          1995
                                        -----------  ------------  ------------
   Weighted average interest rate for
    the period........................         5.81%         5.96%         7.10%
   Interest rate at the end of the pe-
    riod..............................         5.75%         7.38%         6.56%
   Weighted average amount outstanding
    for the period....................  $25,785,000  $ 58,088,000  $ 52,610,000
   Maximum amount outstanding at any
    month-end.........................  $77,351,000  $110,551,000  $108,217,000

                        FIRST ALLIANCE MORTGAGE COMPANY

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

NOTE 9. NOTES PAYABLE

  Notes payable principally represent amounts owed related to senior liens on properties foreclosed upon by the Company. The notes bear fixed and variable interest at rates ranging from 7% to 15.45% per annum at December 31, 1995 and are payable in aggregate annual amounts as follows:

   Year ending December 31:
     1996............................................................ $   95,000
     1997............................................................     54,000
     1998............................................................     54,000
     1999............................................................     49,000
     2000............................................................     49,000
     Thereafter......................................................    822,000
                                                                      ----------
                                                                      $1,123,000
                                                                      ==========

NOTE 10. COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS OF RISK

  The Company's operations are conducted from leased facilities located in various areas of the United States. These leases have clauses which provide for increases in rent based on increases in the cost of living index and options for renewal. Rental expense for the years ended December 31, 1993, 1994 and 1995 was $797,000, $954,000 and $1,237,000, respectively (Note 11).
The future minimum lease payments are as follows:

   Year ending December 31:
     1996...........................................................  $1,258,000
     1997...........................................................   1,155,000
     1998...........................................................     870,000
     1999...........................................................     649,000
     2000...........................................................     601,000
     Thereafter.....................................................   1,240,000
                                                                      ----------
                                                                      $5,773,000
                                                                      ==========

  In the ordinary course of business, the Company has liability under representations and warranties made to purchasers and insurers of mortgage loans. Under certain circumstances, the Company may become liable for the unpaid principal and interest on defaulted loans or other loans if there has been a breach of representation or warranties.

  The Company has negotiated an employment agreement with an officer. This agreement provides for the payment of a base salary, the issuance of common stock subject to certain restrictions (see note 15) and the payment of severance benefits upon termination.

  In December 1989, a class action suit was filed on behalf of certain borrowers related to the origination of their loans by the Company. The Company, without admitting to any wrong-doing, agreed to settle the case in December 1994. The terms of the settlement provide for cash distributions to the plaintiffs in the amount $6,850,000, which is to be paid out over a three-year period. Remaining future payments to plaintiffs of $2,308,000 are included in accrued liabilities at December 31, 1995.

  The Company is involved in certain litigation arising in the normal course of business. The Company believes that any liability with respect to such legal actions, individually or in the aggregate, is not likely to be material to the Company's financial position or results of operations.

                        FIRST ALLIANCE MORTGAGE COMPANY

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

  At December 31, 1995, the State of California accounted for approximately 86% of the total serviced loan portfolio while no other state accounted for more than 6%.

  Availability of Funding Sources--The Company funds substantially all of the loans which it originates or purchases through borrowings under its warehouse financing facility and internally generated funds. These borrowings are in turn repaid with the proceeds received by the Company from selling such loans through loan sales or securitizations. Any failure to renew or obtain adequate funding under this warehouse financing facility, or other borrowings, or any substantial reduction in the size of or pricing in the markets for the Company's loans, could have a material adverse effect on the Company's operations. To the extent that the Company is not successful in maintaining or replacing existing financing, it would have to curtail its loan production activities or sell loans earlier than is optimal, thereby having a material adverse effect on the Company's results of operations and financial condition.

  Dependence on Securitizations--Since 1992, the Company has pooled and sold through securitizations an increasing percentage of the loans which it originates. The Company derives a significant portion of its income by recognizing gains upon the sale of loans through securitizations which are due in part to the fair value, recorded at the time of sale, of residual interests received. Adverse changes in the securitization market could impair the Company's ability to purchase and sell loans through securitizations on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's results of operations and financial condition.

  The Company has relied on credit enhancement to achieve a "AAA/aaa" rating for the regular interests in its securitizations. The credit enhancement has generally been in the form of an insurance policy issued by an insurance company insuring the timely repayment of regular interests in each of the REMIC trusts. There can be no assurance that the Company will be able to obtain credit enhancement in any form from the current insurer or any other provider of credit enhancement on acceptable terms or that future securitizations will be similarly rated. A downgrading of the insurer's credit rating or its withdrawal of credit enhancement could have a material adverse effect on the Company's results of operations and financial condition.

NOTE 11. RELATED PARTY TRANSACTIONS

  During the years ended December 31, 1993, 1994 and 1995, the Company purchased approximately $69,995,000, $91,501,000 and $15,126,000, respectively, in loans from a company in which a principal stockholder has a controlling ownership.

  During 1993, 1994 and 1995, the Company serviced mortgage loans for employees and other related parties for which no service fees were charged. The aggregate balances of such loans were approximately $6,800,000, $8,763,000 and $12,909,000 at December 31, 1993, 1994 and 1995, respectively.

  Interest expense related to notes payable to stockholders amounted to approximately $561,000, $10,000 and $223,000 for the years ended December 31, 1993, 1994 and 1995, respectively, all of which was paid prior to the respective year ends.

  During the years ended December 31, 1993, 1994 and 1995, the Company paid consulting fees of approximately $223,000, $161,000 and $76,000, respectively, to a company owned by the stockholders and received referral fees of approximately $705,000, $514,000 and $146,000, respectively, from a company in which the stockholders have a controlling ownership interest.

                        FIRST ALLIANCE MORTGAGE COMPANY

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

  During the years ended December 31, 1993, 1994 and 1995, the Company sold, at par, loans held for sale of $7,061,000, $6,783,000 and $3,188,000, respectively, to a principal stockholder. Additionally, in 1993, the Company sold certain real property to this principal stockholder for $600,000.

  The Company leases facilities from a principal stockholder on a term and month-to-month basis. Rent expense amounted to $18,000 for each of the years ended December 31, 1993, 1994 and 1995. In October 1995, the Company entered into a lease with a principal stockholder for its corporate headquarters facility. For the years ending December 31, 1996 through 2003, such lease requires annual lease payments of $464,000, $521,000, $536,000, $552,000,
$569,000, $586,000, $603,000, and $50,000, respectively.

  In 1995, companies owned by family members of the Company's stockholders had lines of credit with the Company which had outstanding balances of $525,000 at December 31, 1995. Referral fees received in 1995 from companies owned by the stockholders' family members was $715,000. In 1995, the Company also paid premiums of $193,000 to companies owned by the principal stockholders' family members as these companies included loans in the Company's securitizations. Additionally, in 1995, the Company purchased approximately $9,841,000 in loans from a company owned by the principal stockholders' family members.

NOTE 12. INCOME TAXES

  The provision for income taxes for the years ended December 31 is as follows:

                                                     1993      1994      1995
                                                   --------  --------  --------
   Current provision.............................. $406,000  $426,000  $405,000
   Deferred taxes (principally resulting from the
    accrual and payment of legal settlement costs
    and reserves)................................. (184,000)  (63,000)   73,000
                                                   --------  --------  --------
                                                   $222,000  $363,000  $478,000
                                                   ========  ========  ========

NOTE 13. FINANCIAL INSTRUMENTS AND OFF-BALANCE SHEET ACTIVITIES

  Financial Instruments--SFAS No. 105, Disclosure of Information about Financial Instruments with Concentrations of Credit Risk and SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments requires the disclosure of the notional amount or contractual amounts of financial instruments.

  The Company regularly securitizes and sells fixed and variable rate mortgage loans. As part of its interest rate risk management strategy, the Company may from time to time hedge its interest rate risk related to its loans held for sale and origination commitments by utilizing financial futures. The Company classifies these futures as hedges of specific loans receivable and commitments. The gains and losses derived from these financial futures are deferred and included in the carrying amounts of the related hedged items and are recognized in earnings upon sale of the related items. There were no deferred gains or losses on futures contracts at December 31, 1993, 1994 and 1995. Realized gains or losses on futures contracts were not significant for the years ended December 31, 1993, 1994 and 1995.

                        FIRST ALLIANCE MORTGAGE COMPANY

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

  The following disclosures of the estimated fair value of the financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosure About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts:

                                                           DECEMBER 31, 1995
                                                        -----------------------
                                                         CARRYING    ESTIMATED
                                                          AMOUNT    FAIR VALUE
                                                        ----------- -----------
Assets:
  Cash and cash equivalents............................ $ 4,019,000 $ 4,019,000
  Loans held for sale..................................  24,744,000  25,610,000
  Loans receivable held for investment.................   2,261,000   2,340,000
  Residual interests in securities.....................  19,705,000  30,599,000
Liabilities:
  Warehouse financing facility.........................  18,233,000  18,233,000
  Notes payable........................................   1,123,000   1,174,000

  The estimated fair value of loans is based upon quoted market prices.

  The fair value of residual interests in securities is determined based on third-party estimates of the market value.

  Rates currently available to the Company for debt with similar terms and remaining maturities were used to estimate the fair value of the warehouse financing facility and notes payable.

  The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

  Off-Balance Sheet Activities--The Company is exposed to on-balance sheet credit risk related to its loans held for sale, residual interests in securities and loans receivable held for investment. The Company is exposed to off-balance sheet credit risk related to loans which the Company has committed to originate or buy.

  The Company is party to financial instruments with off-balance sheet credit risk in the normal course of business. These financial instruments include commitments to extend credit to borrowers and commitments to purchase loans from others. The Company has a first or second lien position on substantially all of its loans, and the maximum combined loan-to-value (LTV) permitted by the Company's underwriting guidelines is 85%. The LTV represents the combined mortgage balances as a percentage of the appraised value of the mortgaged property. A title insurance policy is required for all loans.

  As of December 31, 1995, the Company had outstanding commitments to extend credit or purchase loans in the amount of $4,181,000.

                        FIRST ALLIANCE MORTGAGE COMPANY

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995

NOTE 14. EMPLOYEE BENEFIT PLAN

  The Company has a 401(k) defined contribution plan, which was established in 1994, available to all employees who have been with the Company for one year and have reached the age of 21. Employees may generally contribute up to 15% of their salary each year; and the Company, at its discretion, may match up to 25% of the first 7% contributed by the employee. The Company's contribution expense was $45,000 and $97,000 in the years ended December 31, 1994 and 1995, respectively.

NOTE 15. SUBSEQUENT EVENTS

  Immediately prior to the closing of the Offering that the Company is contemplating, the Company intends to merge with and into a wholly-owned subsidiary to be formed and incorporated in Delaware (the Merger). Pursuant to the Merger, the bylaws and capital structure of the wholly-owned subsidiary will survive and the authorized capital stock of the Company is expected to consist of (i) 1,000,000 authorized shares of no par value Preferred Stock;
(ii) 25,000,000 authorized shares of no par value Class A Common Stock; and
(iii) 15,000,000 authorized shares of no par value Class B Common Stock. The previously outstanding shares of no par value common stock of the Company will be exchanged on a one-to-one basis into shares of Class B Common Stock. Initially there will be no shares of Preferred Stock or Class A Common Stock outstanding. Shares of Class A Common Stock are being offered for sale in the Offering. Holders of Class A Common Stock will be entitled to one vote for each share held of record and holders of Class B Common Stock will be entitled to four votes for each share held of record. Each share of Class B Common Stock will be freely convertible into one share of Class A Common Stock at the option of the Class B stockholder. With limited exception, shares of Class B Common Stock may not be transferred to third parties.

  In April 1996, the Company entered into an employment agreement (the "Agreement") with its president and chief executive officer. The Agreement provides for a three year term ending May 1, 1999, and shall be automatically renewed for successive three year terms unless terminated by either party. Under the Agreement, this officer has agreed to serve as a consultant to the Company for a period of three years after termination (except for a termination due to cause, death or disability). This officer shall receive an annual salary of $495,000, which salary may be increased at the discretion of the Board of Directors. This officer will receive an annual fee of $248,500 during the three year consulting period.

  On May 2, 1996, the Company distributed S distribution notes totalling $40,000,000 to the Company's stockholders. Additional S distribution notes will be distributed prior to consummation of the Offering. (See Note 3).

  On May 3, 1996, the Company granted 107,489 shares of common stock to an officer of the Company. A value of approximately $1,600,000 has been ascribed to such shares by the Company. Approximately 24% of these shares will vest upon consummation of the Offering; the balance will vest over a five year period. For purposes of computing pro forma net income per share information, 18,628 of these shares have been treated as outstanding. Such shares will be exchanged for Class B Common Stock pursuant to the Merger.

  On May 11, 1996, the Company's Board of Directors approved a split of its common stock whereby approximately 710 shares of common stock were issued for each outstanding share of common stock. All share and per share amounts included in the accompanying financial statements and footnotes have been restated to reflect this stock split.

================================================================================

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE PUBLIC OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------
                               TABLE OF CONTENTS
                               ----------------

                                                                            PAGE
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
The Company...............................................................   13
Prior S Corporation Status................................................   13
Use of Proceeds...........................................................   14
Dividend Policy...........................................................   14
Dilution..................................................................   15
Capitalization............................................................   16
Selected Consolidated Financial and Other Data............................   17
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   19
Business..................................................................   29
Management................................................................   45
Certain Transactions......................................................   50
Principal Stockholders....................................................   52
Description of Capital Stock..............................................   52
Shares Eligible for Future Sale...........................................   55
Underwriting..............................................................   56
Legal Matters.............................................................   57
Experts...................................................................   57
Glossary..................................................................   57
Available Information.....................................................   58
Index to Financial Statements.............................................  F-1

  UNTIL                   (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK OFFERING HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================
================================================================================


                               3,350,000 SHARES

                           [LOGO of FIRST ALLIANCE]

                        FIRST ALLIANCE MORTGAGE COMPANY

                             CLASS A COMMON STOCK


                               ----------------
                                  PROSPECTUS
                               ----------------



                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                                        , 1996



================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The Registrant estimates that expenses in connection with the Public Offering described in this registration statement will be as follows:

      Securities and Exchange Commission registration fee............. $ 26,338
      NASD filing fee.................................................    8,138
      Printing expenses...............................................  200,000
      Accounting fees and expenses....................................  175,000
      Legal fees and expenses.........................................  250,000
      Listing fees....................................................   50,000
      Fees and expenses (including legal fees) for qualifications
       under state securities laws....................................   30,000
      Transfer agent's fees and expenses..............................    5,000
      Miscellaneous...................................................  125,000
                                                                       --------
        Total......................................................... $869,476
                                                                       ========

  All amounts except the Securities and Exchange Commission registration fee and the NASD filing fee are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145(a) of the Delaware General Corporation Law (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

  Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

  Section 145 of GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

  As permitted by Section 102(b)(7) of the GCL, the Company's Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

  The Company's Bylaws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

  In addition, the Company's Bylaws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Any indemnification (unless ordered by a court) made by the Company may be only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct as set forth above. Such determination must be made (i) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

  To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any covered action, suit or proceeding, or in defense of any covered claim, issue or matter therein, he will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

  The Company anticipates binding a policy of directors' and officers' liability insurance prior to the completion of the Public Offering.

  The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Company, its directors, officers and controlling persons against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Pursuant to and in consideration for the performance of the duties of Mark
K. Mason under the employment agreement between the Company and Mr. Mason, on May 3, 1996, the Company issued 107,498 shares of Class B Common Stock (after giving effect to a May 1996 stock split) to Mr. Mason, the Executive Vice President and Chief Financial Officer of the Company. The issuance to Mr. Mason was a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to the exemption provided by
Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (A) EXHIBITS

 EXHIBIT
   NO.                         DESCRIPTION OF EXHIBIT
 -------                       ----------------------
  1.1*   Form of Underwriting Agreement
  3.1*   Certificate of Incorporation of the Company, as amended
  3.2*   Bylaws of the Company, as amended
  4.1*   1996 Stock Option Plan
  5.1*   Opinion of Gibson, Dunn & Crutcher LLP
 10.1*   Warehouse Financing Facility
 10.2*   Form of Pooling and Servicing Agreement
 10.3*   Corporate Headquarters Lease (Irvine, California)
 10.4*   S Distribution Notes
 10.5*   Mason Employment Agreement
 10.6*   Intentionally Omitted
 10.7*   Form of Stock Option Agreement
 10.8*   Form of Directors' Indemnity Agreement
 10.9*   Mortgage Loan Master Transfer Agreement dated as of June 30, 1995 between Nationscapital Mortgage Corporation and the Company
 10.10*  Mortgage Loan Master Transfer Agreement dated as of June 30, 1995 between Coast Security Mortgage Inc. and the Company
 21.1*   Subsidiaries of the Company
 23.1    Consent of Deloitte & Touche LLP
 23.2*   Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)
 24.1*   Power of Attorney (included on signature page of Registration
         Statement)
 27      Financial Data Schedule
 99.1    Consent of Jeffrey W. Smith
 99.2    Consent of Merrill Butler
 99.3    Consent of George Gibbs, Jr.
 99.4    Consent of Albert L. Lord

- --------
* To be filed by Amendment.

 (b) FINANCIAL STATEMENTS

 (c) FINANCIAL DATA SCHEDULE

ITEM 17. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Public Offering of such securities at that time shall be deemed to be the initial bona fide Public Offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on May 13, 1996.

                                          FIRST ALLIANCE MORTGAGE COMPANY


                                          By       /s/ Brian Chisick
                                          _____________________________________
                                                      Brian Chisick
                                              President and Chief Executive
                                                         Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints Brian Chisick and Mark K. Mason, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
        /s/  Brian Chisick           President, and Chief             May 13, 1996
____________________________________ Executive Officer and
           Brian Chisick             Director (Principal
                                     Executive Officer)

       /s/  Sarah Chisick            Director                         May 13, 1996
____________________________________
           Sarah Chisick

        /s/  Mark K. Mason           Executive Vice President and     May 13, 1996
____________________________________ Chief Financial Officer
           Mark K. Mason             (Principal Financial and
                                     Accounting Officer)

                                 EXHIBIT INDEX

 EXHIBIT                      DESCRIPTION                         SEQUENTIALLY
   NO.                        -----------                        NUMBERED PAGE
 -------                                                         -------------
  1.1*    Form of Underwriting Agreement
  3.1*    Certificate of Incorporation of the Company, as
          amended
  3.2*    Bylaws of the Company, as amended
  4.1*    1996 Stock Option Plan
  5.1*    Opinion of Gibson, Dunn & Crutcher LLP
 10.1*    Warehouse Financing Facility
 10.2*    Form of Pooling and Servicing Agreement
 10.3*    Corporate Headquarters Lease (Irvine, California)
 10.4*    S Distribution Notes
 10.5*    Mason Employment Agreement
 10.6*    Intentionally Omitted
 10.7*    Form of Stock Option Agreement
 10.8*    Form of Directors' Indemnity Agreement
 10.9*    Mortgage Loan Master Transfer Agreement dated as of
          June 30, 1995 between Nationscapital Mortgage
          Corporation and the Company
 10.10*   Mortgage Loan Master Transfer Agreement dated as of
          June 30, 1995 between Coast Security Mortgage Inc.
          and the Company
 21.1*    Subsidiaries of the Company
 23.1     Consent of Deloitte & Touche LLP
 23.2*    Consent of Gibson, Dunn & Crutcher LLP (contained
          in Exhibit 5.1)
 24.1*    Power of Attorney (included on signature page of
          Registration Statement)
 27       Financial Data Schedule
 99.1     Consent of Jeffrey W. Smith
 99.2     Consent of Merrill Butler
 99.3     Consent of George Gibbs, Jr.
 99.4     Consent of Albert L. Lord

- --------
* To be filed by Amendment.